Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HeartSciences Inc.,

Cordis Acquisition, LLC,

fortitude mining HOLDINGS, Inc.

and

FORTITUDE MINING HOLDCO, LLC

Dated as of June 23, 2026

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-ii-

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Exhibits

Exhibit A	Form of A&R LLC Agreement
Exhibit B	Form of Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Tax Receivable Agreement
Exhibit E	Form of Parent New Charter
Exhibit F	Parent Series C Preferred Stock Holder
Exhibit G	Form of Transaction TSA

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 23, 2026, by and among HeartSciences Inc., a Texas corporation (“Parent”), Cordis Acquisition, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), Fortitude Mining Holdings, Inc., a Delaware corporation (“Seller”), and Fortitude Mining HoldCo, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Seller (“Fortitude”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties desire to enter into a business combination transaction upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller intends to contribute all of its assets and liabilities to Fortitude, including 100% of the limited liability company interests in each of its direct Subsidiaries;

WHEREAS, Parent intends to contribute substantially all of its assets and liabilities to Parent Sub, and Parent will then contribute 100% of the limited liability company interests in Parent Sub to Merger Sub;

WHEREAS, Seller intends to contribute all of its voting interests in Fortitude and $2,000,000 in cash or a number of Zcash cryptocurrency (“Zcash”) with a value of $2,000,000 to Parent in exchange for Parent Class V Common Stock and Parent Common Stock, respectively (the “Contribution and Exchange”);

WHEREAS, in furtherance of their business combination, on the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), at the Effective Time, Merger Sub will merge with and into Fortitude, with Fortitude surviving the merger (the “Merger”) as a direct Subsidiary of Parent (the “Surviving Company”);

WHEREAS, the Parties intend that, as a result of the Contribution and Exchange and the Merger, (i) Seller will hold Surviving Company Non-Voting Units and shares of Parent Common Stock and Parent Class V Common Stock, (ii) Parent will hold Surviving Company Non-Voting Units and the Fortitude Voting Units (which will remain outstanding as 100% of the voting units of the Surviving Company), and (iii) Parent will be admitted as the sole managing member of the Surviving Company;

WHEREAS, the Board of Directors of Seller has unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of Seller and its sole stockholder; (b) approved, adopted and declared advisable this Agreement and the Merger and the Transactions; (c) directed that the approval and adoption of this Agreement (including the Merger) and the Transactions be submitted to Seller’s sole stockholder for approval; and (d) recommended the adoption of this Agreement and approval of the Transactions by Seller’s sole stockholder;

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that this Agreement and the Transactions (including the matters contemplated by the Parent Stockholder Approvals) are fair to and in the best interests of Parent and its stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the matters contemplated by the Parent Stockholder Approvals); (c) directed that each of the matters contemplated by the Parent Stockholder Approvals be submitted to a vote at a meeting of Parent’s stockholders; and (d) recommended the approval of each of the matters contemplated by the Parent Stockholder Approvals by Parent’s stockholders;

WHEREAS, in its capacity as the sole member of Merger Sub, Parent approved (a) this Agreement and the Transactions, including the Merger, and (b) the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the Transactions, including the Merger;

WHEREAS, immediately after the execution and delivery of this Agreement, Seller Stockholder, in its capacity as the sole stockholder of Seller, will execute and deliver an action by written consent (the “Seller Stockholder Consent”), approving the Transactions;

WHEREAS, immediately after the execution and delivery of this Agreement, Seller, in its capacity as the sole member of Fortitude, will execute and deliver an action by written consent (the “Seller Consent”), approving the Transactions;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, certain of the stockholders of Parent, including holders of more than fifty percent (50%) of the outstanding shares of Parent Series C Preferred Stock, including such holder of Parent Series C Preferred Stock as set forth on Exhibit F attached hereto, are entering into support agreements with Seller in the form attached hereto as Exhibit B (the “Support Agreement”);

WHEREAS, as provided in the Support Agreements, all of the outstanding shares of Parent Series C Preferred Stock will be converted into shares of Parent Common Stock in accordance with Section 2.02;

WHEREAS, in connection with the Closing, all of the outstanding shares of Parent Series D Preferred Stock will be converted into shares of Parent Common Stock in accordance with Section 2.03;

WHEREAS, in connection with the Closing, the limited liability company agreement of Fortitude shall be amended and restated in its entirety as set forth on Exhibit A attached hereto to, among other things, permit the issuance of the Surviving Company Units (as defined below) as contemplated to be issued upon consummation of the Merger, admit Parent as the sole managing member of the Surviving Company, otherwise amend and restate the rights and preferences of the Surviving Company Units, and establish the ownership of the Surviving Company Units by Seller and Parent, in each case, as set forth in the A&R LLC Agreement, and as so amended, shall be the limited liability company agreement of the Surviving Company (the “A&R LLC Agreement”);

WHEREAS, in connection with the Closing, Seller, Parent and the Surviving Company shall enter into the Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C;

WHEREAS, in connection with the Closing, Seller, Parent and the Surviving Company shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) in the form attached hereto as Exhibit D and into the Tax Sharing Agreement (the “Transaction TSA”) in the form attached hereto as Exhibit G;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (i) the Merger will be treated in a manner consistent with the principles of Rev. Rul. 99-5, 1999-1 C.B. 434, Situation 2, such that: (A) from and after the Effective Time, the Surviving Company will be treated as a partnership for U.S. federal income Tax purposes; (B) Parent will be treated as having contributed property to the Surviving Company (as a newly-formed partnership) in exchange for its Surviving Company Units in a transaction governed by Section 721 of the Code; and (C) Seller will be treated as having contributed all of the assets of Fortitude to the Surviving Company (as a newly-formed partnership) in exchange for Surviving Company Units in a transaction governed by Section 721 of the Code; and (ii) the Contribution and Exchange, taken together with any Pre-Closing PIPE Investment, the Mandatory Conversion and the Series D Forced Conversion, all as part of an integrated plan, will be treated as a transaction governed by Section 351 of the Code (clauses (i) and (ii), the “Intended Tax Treatment”); and

WHEREAS, Seller, Fortitude, Parent, and Merger Sub desire to make certain representations, warranties and covenants in this Agreement in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

Article I

CONTRIBUTION TRANSACTIONS; CONTRIBUTION AND EXCHANGE;
The Merger; Closing; Effective Time

Section 1.01. Contribution Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur:

(a) At least one (1) Business Day prior to the Closing Date, Parent shall (i) form a new Delaware limited liability company (“Parent Sub”) as a direct wholly-owned Subsidiary of Parent, (ii) contribute substantially all of Parent’s assets and liabilities to Parent Sub, and (iii) contribute 100% of the limited liability company interests in Parent Sub to Merger Sub (the “Parent Contribution”); and

(b) At least one (1) Business Day prior to the Closing Date, Seller shall contribute all of its assets and liabilities to Fortitude, including 100% of the limited liability company interests in each of its direct Subsidiaries (the “Seller Contribution” and, together with the Parent Contribution, the “Contribution Transactions”).

(c) Immediately after the Effective Time, Parent shall contribute all of the cash or Zcash, as the case may be, it received in the Contribution and Exchange to the Surviving Company in exchange for additional Surviving Company Non-Voting Units.

Section 1.02. Contribution and Exchange.

(a) Immediately prior to the Effective Time, (i) Seller shall contribute all of its Fortitude Voting Units to Parent in exchange for the right to receive a number of shares of Parent Class V Common Stock equal to (A) the Closing Parent Common Stock Shares, multiplied by (B) the Exchange Ratio (the “Fortitude Voting Unit Contribution Consideration”), and (ii) Parent shall cause its transfer agent, Equiniti Trust Company, LLC, to issue to Seller a number of shares of Parent Class V Common Stock equal to the Fortitude Voting Unit Contribution Consideration (such contribution and issuance, the “Fortitude Voting Unit Contribution”). In the event that the Effective Time does not occur for any reason, the issuance of the shares of Parent Class V Common Stock shall be deemed void ab initio, and such shares shall be automatically canceled and retired and shall cease to exist without any action on the part of any party, and the Fortitude Voting Units shall be deemed to have been retained by Seller as though such exchange had never occurred.

(b) Immediately prior to the Effective Time, (i) Seller shall contribute $2,000,000 in cash or a number of Zcash with a value of $2,000,000 to Parent in exchange for the right to receive a number of shares of Parent Common Stock equal to (A) $2,000,000 divided by (B) the Closing Parent Common Stock VWAP (the “Fortitude Property Contribution Consideration”), and (ii) Parent shall cause its transfer agent, Equiniti Trust Company, LLC, to issue to Seller a number of shares of Parent Common Stock equal to the Fortitude Property Contribution Consideration (such contribution and issuance, the “Fortitude Property Contribution”). In the event that the Effective Time does not occur for any reason, the issuance of the shares of Parent Common Stock shall be deemed void ab initio, and such shares shall be automatically canceled and retired and shall cease to exist without any action on the part of any party, and the $2,000,000 in cash or a number of Zcash with a value of $2,000,000 shall be deemed to have been retained by Seller as though such exchange had never occurred.

(c) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Class V Common Stock or Parent Common Stock shall be issued to Seller pursuant to this Section 1.02. If, in the absence of this Section 1.02(c), the aggregate number of shares of Parent Class V Common Stock that would be paid to Seller pursuant to Section 1.02(a) or the aggregate number of shares of Parent Common Stock that would be paid to Seller pursuant to Section 1.02(b) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional share that otherwise would be so paid is less than five-tenths (0.5) of a share of Parent Class V Common Stock or Parent Common Stock, as applicable, and (y) rounded up to the nearest whole number in the event that the fractional share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of Parent Class V Common Stock or Parent Common Stock, as applicable.

Section 1.03. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall file a certificate of merger with respect to the Merger, in customary form and substance (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Seller and Parent in writing (email shall suffice) and specified in the Certificate of Merger in accordance with the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into Fortitude in accordance with the DLLCA and (ii) the separate existence of Merger Sub shall cease and Fortitude shall continue its existence under the DLLCA as the surviving company in the Merger and a Subsidiary of Parent.

(c) From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of Fortitude and Merger Sub, all as provided under the DLLCA, and the Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA.

Section 1.04. Operating Agreement of the Surviving Company. At the Effective Time, the limited liability company agreement of Fortitude, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the A&R LLC Agreement, and as so amended and restated, shall be the limited liability company agreement of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DLLCA.

Section 1.05. Managing Member and Officers of the Surviving Company. Fortitude shall take all necessary action prior to the Effective Time so that immediately after the Effective Time (i) each officer of Fortitude in office immediately prior to the Effective Time shall continue to be an officer of the Surviving Company immediately following the Effective Time and (ii) Parent is appointed as the sole managing member of the Surviving Company, in accordance with the A&R LLC Agreement.

Section 1.06. Closing. The closing (the “Closing”) of the Merger shall take place via the electronic exchange of documents and signatures at 9:00 a.m., New York City time, on the second (2nd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions by the Party or Parties entitled to the benefits thereof), or at such other place, time and date as shall be mutually agreed in writing (email shall suffice) between Seller and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.07. Parent Governance Matters.

(a) Parent Organizational Documents. Prior to the Effective Time, subject to the receipt of the Parent Stockholder Approvals, the certificate of formation of Parent shall be amended and restated in its entirety to be in substantially the form attached hereto as Exhibit E (the “Parent New Charter”), and Parent shall file the Parent New Charter with the Secretary of State of the State of Texas in accordance with the applicable provisions of the Texas Business Organizations Code, as amended (the “TBOC”) (the changes to the existing certificate of formation of Parent set forth in the Parent New Charter, the “Parent Charter Amendments”).

(b) Board of Directors of Parent. Parent shall take all necessary action (including by passing the appropriate resolutions to the extent necessary), to be effective immediately following the Closing, to increase the size of the Board of Directors of Parent as directed in writing (email shall suffice) by Seller (subject to compliance with Applicable Law and with all applicable Nasdaq requirements) and appoint the applicable Board Designees to fill the resulting vacancies, and cause the individuals determined in writing (email shall suffice) in Seller’s sole discretion (subject to compliance with all applicable Nasdaq requirements) prior to the Closing to be appointed to the Board of Directors of Parent effective as of the Effective Time (each such individual and their successors, a “Board Designee”). Prior to the Closing, Parent shall deliver to Seller the resignations of each of the members of the Board of Directors of Parent other than Andrew Simpson, effective as of the Effective Time, in form and substance reasonably acceptable to Seller; provided that such resignations shall be null and void if this Agreement is terminated prior to the Effective Time for any reason or no reason.

(c) Parent Executive Officers. Parent shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, and by securing or causing to be delivered to Parent (with evidence thereof to be provided to Seller) the resignations of then-serving officers of Parent (solely as officers of Parent and not as employees of Parent) to cause the only officers of Parent as of the Effective Time, to be the individuals set forth in Section 1.07(b) of Seller Disclosure Letter (as may be updated by Seller prior to Closing upon written notice to Parent), subject to compliance with all applicable Nasdaq requirements; provided that such resignations shall be null and void if this Agreement is terminated prior to the Effective Time for any reason or no reason.

Section 1.08. Non-Assignable Assets. In connection with the Parent Contribution, if the assignment or transfer of any asset, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Parent or, upon transfer, Parent Sub, Merger Sub or the Surviving Company (each, a “Non-Assignable Right”), then Parent shall, at Parent’s sole cost and expense, use its commercially reasonable efforts to obtain such consent after the execution of this Agreement until the earlier of (a) the date that such consent is obtained; or (b) the date that is six (6) months following the Closing Date, and Seller shall use its commercially reasonable efforts to assist and cooperate with Parent in connection therewith. If any such consent cannot be obtained prior to the Closing, then, notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right, and Parent shall use its commercially reasonable efforts to obtain such consent as soon as possible after the Closing (subject to the preceding sentence), and Parent shall use its commercially reasonable efforts to obtain for the Surviving Company substantially all of the practical benefit of such Non-Assignable Right, including by (1) entering into appropriate and reasonable alternative arrangements; (2) subject to the consent and control of the Surviving Company, enforcement, at the cost and for the account of the Surviving Company, of any and all rights of Parent against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Notwithstanding anything to the contrary set forth herein, none of Parent, Seller or any of their respective Affiliates shall be required to make any payments to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with the performance of its or their respective Affiliates’ obligations under this Section 1.08. For all applicable Tax purposes, the beneficial ownership of the assets described in this Section 1.08 shall be deemed transferred to the Surviving Company in a transaction governed by Section 721 of the Code as provided in the Intended Tax Treatment. For the avoidance of doubt, so long as Parent has satisfied its obligations under this Section 1.08, Parent’s inability to contribute to Parent Sub or Merger Sub any Non-Assignable Right shall not be construed in any way as a breach of any of the obligations, covenants, agreements, representations or warranties of Parent or Merger Sub under this Agreement.

Article II

CONVERSION OF SECURITIES

Section 2.01. Effect on Equity Interests of Fortitude and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Fortitude, Parent, Merger Sub or the holders of any Equity Interests in Seller, Fortitude, Parent or Merger Sub:

(a) Conversion of Fortitude Non-Voting Units. Each Fortitude Non-Voting Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of non-voting units of the Surviving Company (each, a “Surviving Company Non-Voting Unit” and, collectively, “Surviving Company Units”) equal to (i) the Closing Parent Common Stock Shares, multiplied by (ii) the Exchange Ratio (collectively, the “Merger Consideration”). The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any Fortitude Non-Voting Units will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Fortitude Non-Voting Units.

(b) Conversion of Merger Sub Units. Each unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the number of Surviving Company Non-Voting Units set forth in the A&R LLC Agreement.

Section 2.02. Conversion of Parent Series C Preferred Stock. If there is a Pre-Closing PIPE Investment, then immediately after the consummation of such Pre-Closing PIPE Investment, or if there is no Pre-Closing PIPE Investment, then immediately after the Effective Time, each share of Parent Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into such number of fully paid and nonassessable shares of Parent Common Stock as determined by dividing the then-effective Series C Original Issue Price by the then-effective Series C Conversion Price (each as defined in the Series C Certificate of Designations).

Section 2.03. Parent Series D Preferred Stock. Immediately prior to the Effective Time, each share of Parent Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Parent Common Stock in accordance with the Forced Conversion Notice (as defined in the Series D Certificate of Designations) delivered by Parent to the holders of shares of Parent Series D Preferred Stock pursuant to Section 6.04(a), and in accordance with the Series D Certificate of Designations (such conversion, the “Series D Forced Conversion”).

Section 2.04. Withholding Rights. Parent and the Surviving Company, as the case may be, (i) will deduct and withhold from the consideration otherwise required to be distributed pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any provision of state, local or non-U.S. Tax Law and (ii) shall be entitled to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. Any amounts withheld and remitted to the applicable Taxing Authority in accordance with Applicable Law will be treated for all purposes of this Agreement as having been distributed to the Persons otherwise entitled hereto. If Parent or the Surviving Company intends to make any deduction or withholding from the Merger Consideration, then Parent will, not less than ten (10) Business Days prior to the Closing Date, provide Seller with written notice of such intent, setting forth in reasonable detail the basis for such deduction or withholding, and the Parties will cooperate on a reasonable basis to reduce or eliminate such deduction or withholding.

Section 2.05. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.05, any shares of Parent Series C Preferred Stock or Parent Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder of such shares who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC and as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (a “Dissenting Share”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 2.01 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Chapter 10, Subchapter H of the TBOC. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a holder of Parent Series C Preferred Stock or Parent Series D Preferred Stock following the Closing.

(b) If any holder of a Dissenting Share who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 2.01 with respect to such shares pursuant to and in accordance with this Agreement.

(c) Parent shall give Seller reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Dissenting Share, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to Applicable Law and received by Parent that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Seller shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Parent shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of any Dissenting Share as may be necessary to perfect appraisal rights under Applicable Law, without the prior written approval of Seller.

Article III

Representations And Warranties Of SELLER

Subject to Section 10.17, except as disclosed in the disclosure letter (the “Seller Disclosure Letter”) delivered to Parent by Seller on the date of this Agreement, Seller hereby represents and warrants to Parent, as follows:

Section 3.01. Corporate Existence and Power.

(a) Each of Seller and Fortitude has been duly incorporated or organized and is validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and Fortitude has all corporate or limited liability company powers, as applicable, and authority to own, lease and operate all of its properties or assets and to carry on its business as now conducted. Each of Seller and Fortitude is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect.

(b) Prior to the date of this Agreement, Seller has made available to Parent true and complete copies of the certificate of incorporation and bylaws of Seller (as may be amended from time to time, the “Seller Organizational Documents”) and the organizational documents of each of its Subsidiaries, in each case, as in effect on the date of this Agreement.

Section 3.02. Corporate Authorization.

(a) The execution, delivery and performance by each of Seller and Fortitude of this Agreement and the Ancillary Agreements to which such Person is a party, and the consummation by Seller and Fortitude of the Transactions, are within the corporate or limited liability company powers, as applicable, of each of Seller and Fortitude and, except for the Seller Consent, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Seller and Fortitude. The Seller Stockholder Consent and the Seller Consent are the only votes of the holders of capital stock of Seller or the limited liability company interests (or their equivalent) of Fortitude that are necessary under applicable Law and the Seller Organizational Documents and the organizational documents of Fortitude to adopt, approve and authorize this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Seller and Fortitude of the Transactions. This Agreement has been duly executed and delivered by each of Seller and Fortitude, and each of the Ancillary Agreements to which Seller or Fortitude is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b) The Board of Directors of Seller has unanimously adopted resolutions approving this Agreement and the Transactions.

Section 3.03. Governmental Authorization. The execution, delivery and performance by each of Seller and Fortitude of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Seller and Fortitude of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”); or (d) any other actions, Consents or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect.

Section 3.04. Non-Contravention. The execution, delivery and performance by each of Seller and Fortitude of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming effectiveness of the Seller Consent, with or without notice, lapse of time or both, contravene, conflict with or result in any violation or breach of, or default under, any provision of the Seller Organizational Documents or the organizational documents of any of its Subsidiaries, including Fortitude; (b) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Seller Consent, with or without notice, lapse of time or both, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Seller Consent, require any Consent or other action by any Person under, constitute a default under or breach of, or an event that, with or without notice or lapse of time or both, would constitute a default under or breach of, or cause or permit the termination (or right of termination), cancellation (or right of cancellation), the creation or, acceleration or other change of any right or obligation or the loss of any benefit to which Seller or any of its Subsidiaries, including Fortitude, is entitled under, any provision of any Fortitude Material Contract binding upon Seller or any of its Subsidiaries, including Fortitude; or (d) result in the creation or imposition of any Lien on any asset of Seller or any of its Subsidiaries, including Fortitude, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect.

Section 3.05. Capitalization.

(a) As of the date of this Agreement, the authorized number of limited liability company units of Fortitude consists of (i) 100 non-voting units (each a “Fortitude Non-Voting Unit” and, collectively, “Fortitude Non-Voting Units”), of which 100 Fortitude Non-Voting Units are issued and outstanding, and (ii) 100 voting units (each a “Fortitude Voting Unit” and, collectively, “Fortitude Voting Units”, and, collectively with the Fortitude Non-Voting Units, “Fortitude Units”), of which 100 Fortitude Voting Units are issued and outstanding. As of the date of this Agreement, Seller is the holder of all issued and outstanding Fortitude Units. Except for changes to the extent not prohibited by Section 5.01, there are no issued, reserved for issuance or outstanding (i) limited liability company interests or other voting securities of, or other ownership or voting interest in, Fortitude, (ii) securities of Fortitude convertible into or exchangeable for limited liability company interests or other voting securities of, or other ownership or voting interest in, Fortitude, (iii) warrants, calls, options or other rights to acquire from, or any awards pursuant to which limited liability company interests or other voting securities of, or other ownership or voting interest in, Fortitude are issuable, reserved for issuance or outstanding of, Fortitude, or other obligations of Seller or Fortitude to issue, deliver, sell, repurchase, redeem or otherwise acquire any limited liability company interests or other voting securities of, or other ownership or voting interest in, or securities convertible into or exchangeable for limited liability company interests or other securities or interests of Fortitude, (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Seller and/or Fortitude that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any limited liability company interest or other voting securities of, or any other ownership or voting interest in, Fortitude (the items in clauses (i) through (iv) being referred to collectively as the “Fortitude Securities”).

(b) As of the date of this Agreement, all outstanding Fortitude Units have been duly authorized and validly issued and nonassessable (to the extent such concept is applicable to such Fortitude Units) and free of preemptive rights.

(c) As of the date of this Agreement, there are no outstanding (i) bonds, debentures, notes or other Indebtedness of Seller or Fortitude having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Seller, as sole member of Fortitude, may vote or (ii) obligations of Seller or Fortitude to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed, or otherwise acquired any limited liability company interests or securities of, or ownership or voting interests in, or any securities convertible into or exchangeable or exercisable for any limited liability company interests or securities of, or ownership or voting interests in, Fortitude. There are no dividends or distributions that have been declared by Fortitude.

(d) As of the date of this Agreement, there are no stockholders’ agreements, voting trusts, voting agreements, registration rights agreements or other similar agreements or understandings to which Seller or Fortitude is a party with respect to the limited liability company interests or other Equity Interests of Fortitude. As of the date of this Agreement, neither Seller nor Fortitude has granted any (i) preemptive rights, anti-dilutive rights, rights of first refusal or other outstanding rights, options, warrants, subscriptions, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (1) give any Person the right to purchase, subscribe or acquire from Seller or Fortitude or (2) obligate Seller or Fortitude to issue or sell, any limited liability company interests, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for limited liability company interests or securities of, or ownership interests in, Fortitude, or (ii) registration rights or similar rights with respect to its limited liability company interests, securities, or ownership interests, or securities convertible into or exchangeable or exercisable for its limited liability company interests or securities or ownership interests (as applicable).

Section 3.06. Subsidiaries.

(a) Each Subsidiary of Seller other than Fortitude is a limited liability company duly organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Laws of its jurisdiction of organization and has all limited liability company powers required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing or in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect. Section 3.06(a) of the Seller Disclosure Letter sets forth a true and complete list of each Subsidiary of Seller other than Fortitude as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b) All of the outstanding capital stock, limited liability company interests or other voting or equity securities of, or ownership or voting interests in, each Subsidiary of Seller, including Fortitude, are owned by Seller, directly or indirectly, free and clear of any Lien. All of such stock, limited liability company interests or other voting or equity securities, or ownership or voting interests, so owned by Seller or any other Person are validly issued, fully paid and nonassessable. Except for the capital stock or other voting or equity securities of, or other ownership or voting interests in, its Subsidiaries, including Fortitude, Seller does not own, directly or indirectly, any capital stock, limited liability company interests or other voting or equity securities of, or ownership or voting interests in, any Person.

Section 3.07. Disclosure Documents. The information relating to Seller and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, at the date it is first mailed to the stockholders of Parent, at the time of the Parent Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08. Absence of Certain Changes. Since December 31, 2025 through the date of this Agreement, there has not been any Fortitude Material Adverse Effect.

Section 3.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of any of Seller’s Subsidiaries, including Fortitude, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities reflected on the balance sheet of Seller dated as of December 31, 2025 (the “Fortitude Balance Sheet”), (b) liabilities or obligations arising in the ordinary course of business since December 31, 2025 (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that have not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a Fortitude Material Adverse Effect.

Section 3.10. Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Seller or Fortitude, threatened against or affecting Seller, any of its Subsidiaries, including Fortitude, any present or former officers, directors or employees of Seller or any of its Subsidiaries, including Fortitude, in their respective capacities as such, or any of the respective assets or properties of Seller or any of its Subsidiaries, including Fortitude, that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Fortitude Material Adverse Effect, or that, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay any of the Transactions. As of the date of this Agreement, there is no settlement or similar agreement that imposes any material ongoing obligations or restriction on Seller or any of its Subsidiaries, including Fortitude. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries, including Fortitude, any present or former officers, directors or employees of Seller or any of its Subsidiaries, including Fortitude, in their respective capacities as such, or any of the respective material assets or properties of any of Seller or any of its Subsidiaries, including Fortitude, under which Seller or any of its Subsidiaries, including Fortitude, has any material ongoing obligations or restrictions, or that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Seller or Fortitude to perform any of their respective obligations under this Agreement or to consummate any of the Transactions.

Section 3.11. Compliance with Applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect, (a) each of Seller and its Subsidiaries, including Fortitude, is, and since the date of incorporation or organization of such Person has been, in compliance with all Applicable Laws and is not in default under or in violation of any Applicable Laws, and (b) neither Seller nor any of its Subsidiaries, including Fortitude, is a party to any agreement or settlement with any Governmental Authority, under which such Person has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

Section 3.12. Fortitude Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect, Seller and each of its Subsidiaries, including Fortitude, hold all Consents issued or granted by a Governmental Authority necessary for the operation of their respective businesses as presently conducted (the “Fortitude Permits”). All Fortitude Permits are valid and in full force and effect, and no suspension or cancellation of any of any Fortitude Permit is pending or, to the knowledge of Seller or Fortitude, threatened, except where the failure to be in full force and effect or such cancellation would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect. Seller and each of its Subsidiaries, including Fortitude, are and, since the date of incorporation of Seller, have been in compliance with the terms of Seller Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Seller or Fortitude, threatened that seeks, or, to the knowledge of Seller or Fortitude, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Fortitude Permit except where such revocation, cancellation, termination, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect.

Section 3.13. Fortitude Material Contracts. Each Contract to which Seller or any of its Subsidiaries is a party that is material to Seller and its Subsidiaries, taken as a whole (each, a “Fortitude Material Contract”), is a valid and binding obligation of Seller or its applicable Subsidiary and, to the knowledge of Seller or Fortitude, each other party thereto, and in full force and effect and enforceable in accordance with its terms against Seller or its applicable Subsidiary, and, to the knowledge of Seller or Fortitude, against each other party thereto, subject to applicable Bankruptcy and Equity Exceptions, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to be material to the business of Seller and its Subsidiaries, taken as a whole. Neither Seller nor any of its Subsidiaries nor, to the knowledge of Seller, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither Seller nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Fortitude Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect.

Section 3.14. Taxes.

(a) Except as would not constitute or reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect:

(i) All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of, Seller or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(ii) Seller and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by Seller or any of its Subsidiaries, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii) There is no Proceeding pending or, to the knowledge of Seller, threatened in writing against or with respect to Seller or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Seller or any of its Subsidiaries.

(v) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Taxing Authority in writing against Seller or any of its Subsidiaries (nor to the knowledge of Seller is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP.

(vi) Neither Seller nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(vii) Neither Seller nor any of its Subsidiaries (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller or any of its Subsidiaries was the common parent, (2) is party to any Tax Sharing Agreement (other than any such agreement solely between Seller and its Subsidiaries), or (3) has any liability for the Taxes of any Person (other than Seller or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor or by Applicable Law.

(viii) Neither Seller nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(ix) Neither Seller nor any of its Subsidiaries has waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(b) During the two (2)-year period ending on the date of this Agreement, neither Seller nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Fortitude is and since its formation has been treated as an entity which is disregarded as an entity separate from its owner (within the meaning of Section 301.7701-3(b)(1)(ii) of the Treasury Regulations) for U.S. federal (and applicable state and local) Tax purposes.

(d) Neither Seller nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger, the Contribution and Exchange, the Mandatory Conversion, the Series D Forced Conversion or any Pre-Closing PIPE Investment from qualifying for the Intended Tax Treatment.

Section 3.15. Fortitude Employee Plans.

(a) None of Seller, its Subsidiaries, nor their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or none has since the date of incorporation of Seller, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had or incurred any liability (whether actual or contingent) with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any Fortitude Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code or Section 210 of ERISA), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA).

(b) Each Fortitude Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is entitled to rely on a favorable determination letter or opinion to that effect from the IRS. No fact or event has occurred to the knowledge of Seller or Fortitude that would reasonably be expected to cause any Fortitude Employee Plan that is intended to be qualified under Section 401(a) of the Code to no longer be so qualified.

(c) (i) Each Fortitude Employee Plan has been maintained, established, administered and operated in all material respects in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Seller, is threatened against or reasonably expected to involve, any Fortitude Employee Plan or related trust before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, (iii) no events have occurred with respect to any Fortitude Employee Plan that would reasonably be expected to result in the assessment of any excise Taxes or penalties against Seller or any of its Subsidiaries, and (iv) Seller and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Fortitude Employee Plan or Applicable Law to be made to a Fortitude Employee Plan.

(d) Neither Seller nor any of its Subsidiaries has any material current or projected liability for, and no material Fortitude Employee Plan provides, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Fortitude Service Provider (other than coverage mandated by Applicable Law at participant’s sole expense).

Section 3.16. Title to Assets; Sufficiency. Seller and its Subsidiaries have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Fortitude Balance Sheet, except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of the Fortitude Balance Sheet, free and clear of all Liens other than Permitted Liens, except where such failure would not constitute a Fortitude Material Adverse Effect. All facilities, machinery, equipment, fixtures, vehicles and other tangible personal properties and tangible assets owned, leased or used by Seller and its Subsidiaries: (a) constitute all of the tangible assets necessary and sufficient in all material respects for the conduct of the business of Seller and its Subsidiaries as currently conducted and as currently proposed to be conducted; and (b) are in good operating condition and repair, subject to normal wear and tear, and are reasonably fit and usable for the purposes for which they are being used, except, in each case of clauses (a) and (b), where the failure to be so would not, individually or in the aggregate, reasonably be expected to be material to the business of Seller and its Subsidiaries, taken as a whole.

Section 3.17. Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect, Seller and its Subsidiaries are, and since the date of incorporation of Seller have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees, overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect, there are no Proceedings pending or, to the knowledge of Seller, threatened to be filed against Seller or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor of Seller or any of its Subsidiaries regarding such labor and employment Laws. Neither Seller nor any of its Subsidiaries have been subject to or received any written notice of an investigation, material charge, citation, material penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws.

(b) To the knowledge of Seller or Fortitude, since the date of incorporation of Seller, (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct have been made against any officer, director or employee at the level of manager or above of Seller or any of its Subsidiaries and (ii) there are no Proceedings pending or, to the knowledge of Seller, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of Seller or any of its Subsidiaries, including Fortitude. Neither Seller nor Fortitude has entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of Seller or any of its Subsidiaries.

(c) Neither Seller nor any of its Subsidiaries is a party to or bound by, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of Seller or Fortitude there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of Seller or any of its Subsidiaries. There is no labor strike, slowdown, work stoppage, picketing or lockout pending or, to the knowledge of Seller or Fortitude, threatened in writing against or affecting Seller or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for Seller or Fortitude to enter into this Agreement or to consummate any of the Transactions.

(d) Seller and each of its Subsidiaries is, and since the date of incorporation of Seller has been, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither Seller nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Company or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of Seller or Fortitude, no current or former employee of Seller or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to Seller or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Seller or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.18. Intellectual Property and Information Technology.

(a) Section 3.17(a) of Seller Disclosure Letter sets forth as of the date of this Agreement (i) a correct and complete list of all Registered IP included in Seller Owned IP (“Registered Fortitude IP”) and specifies as to each such item, as applicable, the registered owner, the jurisdiction of application or registration, the application or registration number and the date of application or registration, (ii) any unregistered trademarks included in Seller Owned IP and (iii) all material Software owned or purported to be owned by Seller or any of its Subsidiaries (collectively, the “Fortitude Proprietary Software”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, (A) Seller and the Subsidiaries of Seller solely and exclusively own or have a valid and sufficient right or license, free and clear of all Liens, other than Permitted Liens, to use (I) all Seller Owned IP and (II) all other Intellectual Property that is both licensed to Seller or one of its Subsidiaries and used in or necessary for the operation of their businesses as currently conducted and (B) the Registered Fortitude IP (excluding applications) is subsisting, unexpired, valid and enforceable and in full force and effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, (i) Seller and its Subsidiaries have taken and use commercially reasonable efforts to maintain and protect the confidentiality of all Trade Secrets and other confidential information included in Seller Owned IP (including all source code for any Fortitude Proprietary Software) and of Third Parties to which Seller or its Subsidiaries owe a duty of confidentiality, (ii) all Intellectual Property developed by past or current founders, employees, consultants, or independent contractors of Seller or its Subsidiaries in the scope of their employment or engagement either vested in the applicable Fortitude or Subsidiary by operation of law or has been assigned to the applicable Fortitude or Subsidiary pursuant to a written Contract, (iii) all Persons with access to Trade Secrets or confidential information of Seller or its Subsidiaries are subject to contractual or otherwise legally-binding confidentiality obligations and use restrictions that adequately protects such Trade Secrets and confidential information and (iv) to the knowledge of Seller, there has not been any disclosure or use without authorization by any other Person of any such Trade Secrets, except to the extent that such Person is under an obligation of confidentiality pursuant to appropriate non-disclosure agreements which have not, to the knowledge of Seller, been breached.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, (i) Seller and its Subsidiaries, the conduct of the business of Seller and its Subsidiaries as currently conducted, and the use of any of their products and services (1) do not infringe or otherwise violate any Intellectual Property of any other Person, and (2) have not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person, and (ii) to the knowledge of Seller, no Third Party has been or is infringing, violating, or misappropriating Seller Owned IP. Seller and its Subsidiaries have not brought or threatened any Proceeding or sent any notice, claim, charge or complaint alleging any infringement, violation or misappropriation of Seller Owned IP against or to any Third Party. There are no Proceedings or claims pending against Seller or its Subsidiaries, or, to knowledge of Seller, threatened against Seller or its Subsidiaries: (x) alleging any infringement, misappropriation, or violation by Seller or its Subsidiaries of the Intellectual Property of any Person; or (y) challenging the validity, enforceability, or ownership of any Seller Owned IP or Seller or its Subsidiaries’ rights with respect to any such Intellectual Property, in each case except for such Proceedings or claims that would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, no government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic Third Parties was used in the development of any of Seller Owned IP.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, (i) no Fortitude Proprietary Software or any product or service of Seller or its Subsidiaries is subject to any Contract, including any source code escrow agreement, that requires or would require Seller or a Subsidiary to divulge to any Person any source code or Trade Secret that is part of such Fortitude Proprietary Software or product or service, and (ii) no Open Source Software is incorporated or embedded into any product or service of Seller or its Subsidiaries or are combined, linked or distributed with any product or service of Seller or a Subsidiary, nor does any product or service of Seller or its Subsidiaries use any Open Source Software, in each case, in a manner that would (i) require the disclosure or distribution of the source code for Fortitude Proprietary Software or a license to such Software, or (ii) limit Seller or its Subsidiaries’ freedom to seek full compensation in connection with the marketing, licensing or distribution of any of its products or services.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, for Fortitude Proprietary Software, (i) Seller or its Subsidiaries, as applicable, have in their possession the source code in up-to-date appropriately catalogued versions that are accessible by employees, (ii) Seller or its Subsidiaries, as applicable, have in their possession documentation as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such Software by readily using the existing source code and documentation, and (iii) there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to the source code for such Software.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, (i) Seller and its Subsidiaries lawfully own, lease, or license all Fortitude IT Systems, (ii) Seller IT Systems are sufficient for the current and anticipated needs of the business of Seller and its Subsidiaries as currently conducted, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner, and the business of Seller and its Subsidiaries as currently conducted will continue to have such rights to such IT Systems immediately following the Closing to the same extent as prior to the Closing, (iii) there have been no failures, breakdowns, breaches, security incidents, outages, substandard performances, or unavailability of Seller IT Systems that have caused any material disruption to the business of Seller or its Subsidiaries, (iv) Seller’s Software and, to the knowledge of Seller, the other Fortitude IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware or data, and (v) Seller and its Subsidiaries use commercially reasonable efforts to maintain and protect the integrity and operation of Fortitude IT Systems, including a commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect, (A) the conduct of the business of Seller and its Subsidiaries as currently conducted is, and has been, in compliance with all Privacy Obligations, (B) Seller and its Subsidiaries have established and maintain a commercially reasonable information security program, including commercially reasonable administrative, technical, and physical safeguards, that are designed to protect the security, confidentiality, integrity and availability of its Sensitive Data stored or Processed in Seller IT Systems, including as required by applicable Privacy Obligations, (C) Seller and its Subsidiaries have not been notified in writing or been obligated by applicable Laws, Governmental Authority, Contract or other Privacy Obligations to give notice to any Person of any actual or alleged Security Breach, (D) Seller and its Subsidiaries have not received any written notification of any claim or investigation (including investigations by a Governmental Authority) that alleges a violation of any laws or other Privacy Obligations by Seller or a Subsidiary, and (E) Seller and its Subsidiaries have not experienced any breaches, violations, outages or unauthorized access, theft, or loss of the Personal Information or other Sensitive Data.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Fortitude Material Adverse Effect, (i) Seller and its Subsidiaries have implemented, comply with (and have monitored and enforced compliance with), and maintains controls and policies pertaining to the use of artificial intelligence, and access to and input of data and information to AI Technology as required by applicable Laws, (ii) Seller and its Subsidiaries own or otherwise possess valid and enforceable licenses or rights to use, and have obtained all consents necessary to use, all Training Data that is or was utilized in, or is otherwise material to, the development, operation, modification or improvement of any AI Technology, (iii) no AI Technology has been used in connection with the development of any material Intellectual Property by or on behalf of Seller or its Subsidiaries, (iv) Seller and its Subsidiaries have not used or allowed any Person to use any Sensitive Data in developing, building, instructing, or training any AI Technology, and (v) Seller and its Subsidiaries have not received any written notice, nor is it otherwise aware, of any claim, investigation or Proceeding alleging contractual or regulatory non-compliance arising from the use of AI Technology.

Section 3.19. Environmental Matters. Seller has made available all material environmental, health and safety audits, investigations and sampling or similar reports with respect to Seller and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of Seller or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect:

(a) Seller and each of its Subsidiaries is, and has been since the date of incorporation of Seller or the date of formation of such Subsidiary, as applicable, in compliance with all Environmental Laws;

(b) there are no Proceedings pending or, to the knowledge of Seller, threatened against Seller or any Subsidiary of Seller or its or their respective properties or operations under Environmental Laws;

(c) to the knowledge of Seller, except with respect to the matters that have been fully resolved prior to the date of this Agreement with no further liability or obligations, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including the presence, Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by Seller or any of its Subsidiaries, or, to the knowledge of Seller, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Seller or any of its Subsidiaries; and

(d) neither Seller nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Seller, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability to Seller or any of its Subsidiaries under any Environmental Law.

Section 3.20. Anti-Corruption. None of Seller, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of Seller, any of its or their respective other Representatives, or anyone else acting on behalf of the foregoing have, since the date of incorporation of Seller, taken any action that has resulted in a violation by Seller or any such Subsidiary of any Applicable Laws relating to domestic or foreign bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”). No Proceeding involving Seller, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of Seller or Fortitude, threatened.

Section 3.21. Export Controls and Economic Sanctions. None of Seller, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of Seller or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly since the date of Seller’s formation, violated any Applicable Laws relating to export, reexport, import, antiboycott or economic sanctions (“Export Control and Economic Sanctions Laws”); (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any country or territory subject to comprehensive embargo under applicable Export Control and Economic Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk, Luhansk regions of Ukraine, each a “Sanctioned Country”); or (iv) has since the date of incorporation of Seller been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

Section 3.22. Digital Assets; Bitcoin Miners.

(a) Seller and its Subsidiaries, including Fortitude, deposit substantially all of their crypto-assets, including any Bitcoin or Zcash mined, in digital wallets held or operated by Seller and its Subsidiaries and Affiliates (such digital wallets, the “Fortitude Wallets”). There are no material Liens on, or rights of any other Person to, Fortitude Wallets or the crypto-assets contained in such Fortitude Wallets (other than Permitted Liens). Seller and its Subsidiaries, including Fortitude, have taken commercially reasonable steps to protect Fortitude Wallets and such crypto-assets.

(b) All Bitcoin and Zcash miners owned or leased by Seller or any of its Subsidiaries, including Fortitude (collectively, “Fortitude Miners”) are owned or rightfully possessed by, and under the control of, Seller or one of its Subsidiaries, including Fortitude, as applicable. Since January 1, 2023, there has been no failure, breakdown or continued substandard performance of any Fortitude Miners that has caused a material disruption or interruption in or to the use of Fortitude Miners or the related operations of the business of Seller or Fortitude. Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect, Fortitude Miners are generally maintained and in good working condition (subject to ordinary wear and tear) to perform all computing, information technology and data processing operations necessary for the operations of Seller and its Subsidiaries, including Fortitude.

(c) Seller and its Subsidiaries, including Fortitude, own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens and other blockchain asset equivalents of Seller and its Subsidiaries, including Fortitude (collectively, the “Fortitude Digital Assets”), in each case free and clear of all Liens except for Permitted Liens; provided, however, that such ownership and exclusive ability to control Fortitude Digital Assets is subject to the continued existence, validity, legality, governance and public availability of the relevant blockchains.

Section 3.23. Insurance. Seller and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in breadth of coverage and in such amounts as are usually insured against by similarly situated companies engaged in the same or similar businesses and subject to similar perils or hazards (collectively, the “Fortitude Insurance Policies”), copies of which have been made available to Parent. Such Fortitude Insurance Policies are in full force and effect. Neither Seller nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Fortitude Insurance Policies. All premiums due on such Fortitude Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Fortitude Insurance Policy. Fortitude Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Seller or any of its Subsidiaries. All such Fortitude Insurance Policies (a) are in full force and effect and are valid and binding in accordance with their terms; (b) to the knowledge of Seller, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. No written notice of cancellation, termination, non-renewal or amendment has been received with respect to any such Fortitude Insurance Policy. There are no claims related to the business of Seller or its Subsidiaries pending under any such Fortitude Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Subsidiaries is in default under or breach of, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Fortitude Insurance Policy, and neither Seller nor any of the Subsidiaries of Seller have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any material Fortitude Insurance Policy. With respect to any Proceeding pending or to the knowledge of Seller, threatened against Seller and/or any of its Subsidiaries, no such insurer has informed Seller or any of the Subsidiaries of Seller of any denial of coverage, or questioned or disputed such coverage, except for such denials that would not constitute a Fortitude Material Adverse Effect. All appropriate insurers under Fortitude Insurance Policies have been timely notified of all material pending litigation and other potentially insurable material losses to Seller or any of its Subsidiaries of which Seller has knowledge, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.24. Properties.

(a) Section 3.22(a) of the Seller Disclosure Letter sets forth a true, complete and accurate list of all Owned Real Property and identifies a street address to each such Owned Real Property site. With respect to the Owned Real Property: (i) each of Seller and/or its Subsidiaries has good and marketable fee simple title, free and clear of all Liens other than Permitted Liens; (ii) Seller or any of its Subsidiaries have not leased to any Person the right to use or occupy such Owned Real Property and (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property granted by Seller or any of its Subsidiaries.  Neither Seller nor any of its Subsidiaries nor any of its Affiliates has granted, or is obligated under, any option, right of first offer, right of first refusal or similar contractual right to purchase, acquire, sell or dispose of the Owned Real Property or any portion thereof or interest therein.

(b) Section 3.22(b) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by Seller or any of its Subsidiaries (the “Fortitude Leased Real Property”), together with the address of each such Fortitude Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Fortitude Real Property Lease”). Seller has delivered or made available to Parent complete and accurate copies of each Fortitude Real Property Lease described in Section 3.22(b) of Seller Disclosure Letter as in effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect, with respect to each of the Fortitude Real Property Leases: (i) none of Seller or any of its Subsidiaries have subleased, licensed or otherwise granted any right to use or occupy the Fortitude Leased Real Property or any portion thereof; (ii) to the knowledge of Seller, such Fortitude Real Property Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Fortitude Real Property Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles; (iii) each of Seller or any of its Subsidiaries’ possession and quiet enjoyment of the Fortitude Leased Real Property under such Lease has not been disturbed; and (iv) except for Permitted Liens, there exist no Liens affecting the Fortitude Leased Real Property.

(c) There exists no material default or material breach on the part of any party under any Fortitude Real Property Lease, and to the knowledge of Seller, no event has occurred which would allow the other party to any Fortitude Real Property Lease to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time or both) any Fortitude Real Property Lease.

(d) The Real Property, and its current use, occupancy and operation by Seller and its Subsidiaries, as applicable, does not violate or conflict with any applicable Laws. There has been no material destruction, damage or casualty with respect to the Real Property. None of Seller or its Subsidiaries has received any written notice of, pending or to the knowledge of Seller, threatened condemnation or eminent domain proceeding affecting any of the Real Property which would materially and adversely affect the value or operation of such Real Property, and there has not occurred any material casualty or damage to any of the Fortitude Leased Real Property that has not been fully and completely restored. The Real Property constitutes all real property leased by Seller and its Subsidiaries that is used or held for use in connection with the operation of the business of Seller and its Subsidiaries.

(e) There are no material structural or other physical defects or deficiencies in the condition of the Real Property, and there are no facts or conditions that would, individually or in the aggregate, interfere in any respect with the use or occupancy of such Real Property or any portion thereof in the operation of the business of Seller as currently conducted thereon.

Section 3.25. Transactions with Affiliates.

(a) As of the date of this Agreement, except for (x) any Contract between the Seller Stockholder or any of its Subsidiaries (other than Seller and its Subsidiaries), on the one hand, and Seller or any of its Subsidiaries, on the other hand, and (y) any Fortitude Employee Plans, none of any (a) present or former executive officer or director of Seller or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Seller or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any transaction with or binding upon Seller or any of its Subsidiaries or owns or has any direct or indirect (including, if indirect, through a controlled Affiliate) interest in any of their respective properties or assets.

(b) As of the date of this Agreement, there is no material Indebtedness outstanding between the Seller Stockholder or any of its Subsidiaries (other than Seller’s Subsidiaries), on the one hand, and Seller or any of Seller’s Subsidiaries, on the other hand.

Section 3.26. Antitakeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.28, neither the restrictions on business combinations set forth in Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws enacted under U.S. state or federal Applicable Laws apply to this Agreement, any Ancillary Agreement or any of the Transactions. No anti-takeover provision in Seller’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or their equivalent) is applicable to Seller or any of its Subsidiaries, any Equity Interests of Seller or any of its Subsidiaries, the Merger or the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” anti-takeover plan or similar device in effect to which Seller or any of its Subsidiaries is subject, party or otherwise bound.

Section 3.27. Brokers. Neither Seller nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other Transactions.

Section 3.28. Financial Statements.

(a) Seller has made available to Parent true, correct and complete copies of the audited consolidated balance sheets of Seller and its Subsidiaries as of December 31, 2025 and December 31, 2024, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows for the fiscal years then ended, together with the notes thereto and the report of Seller’s independent registered public accounting firm thereon (the “Seller Financial Statements”).

(b) The Seller Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iii) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of Seller and its Subsidiaries as of the dates and for the periods indicated therein.

(c) Neither Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Seller and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Seller or any of its Subsidiaries in the Seller Financial Statements.

(d) Without limiting the generality of this Section, all Bitcoin, Zcash and other Fortitude Digital Assets reflected in the Seller Financial Statements have been valued in accordance with GAAP, including the fair value measurement guidance under ASC 820 and, to the extent applicable, the intangible asset guidance under ASC 350-60 (as amended to reflect the FASB’s December 2023 update requiring fair value measurement of crypto assets), applied consistently throughout the periods covered by the Seller Financial Statements. The Seller Financial Statements reflect all realized gains and losses on dispositions of Fortitude Digital Assets during the periods covered thereby. All mining revenues reflected in the Seller Financial Statements have been recognized at the fair market value of the applicable digital asset on the date of receipt, in accordance with GAAP.

Section 3.29. No Ownership of Parent Common Stock. Except for the rights granted herein, neither Seller nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or (b) has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which Seller or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of Parent or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is an “affiliated shareholder” (as defined in Section 21.602 of the TBOC) of Parent.

Section 3.30. No Other Representations or Warranties. Except for the representations and warranties made by Seller in this Article III (as qualified by the applicable items disclosed in the Seller Disclosure Letter in accordance with Section 10.17 and the introduction to this Article III) (but without limiting any representations and warranties in any Ancillary Agreement), neither Seller nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Seller or its Subsidiaries, or the accuracy or completeness of any information regarding Seller or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Seller and its Subsidiaries disclaim any other representations or warranties, whether made by Seller or any of its Subsidiaries or any of their respective Affiliates, stockholders or Representatives. Seller acknowledges and agrees that, except for the representations and warranties made by Parent in Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Letter in accordance with Section 10.17 and the introduction to Article IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to Seller in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Seller is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

Article IV

Representations And Warranties Of Parent

Subject to Section 10.17, except as disclosed in (i) the disclosure letter (the “Parent Disclosure Letter”) delivered by Parent to Seller on the date of this Agreement, or (ii) the Parent SEC Documents (as defined below) filed on or after January 1, 2025 and publicly available prior to the date of this Agreement ((x) excluding any disclosures contained in any part of any Parent SEC Document entitled “Risk Factors,” set forth in any “Forward-Looking Statements” disclaimer or that are primarily cautionary, non-specific, forward looking or predictive in nature and (y) provided that nothing disclosed in the Parent SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.05 or Section 4.10(b)) where the applicability of the disclosure in such Parent SEC Document to the representation and warranty is reasonably apparent, Parent hereby represents and warrants to Seller as follows:

Section 4.01. Corporate Existence and Power.

(a) Parent is a corporation duly incorporated and validly existing under the Laws of the State of Texas. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all corporate or limited liability company powers, as applicable, and authority to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and, to the extent such concept or a similar concept is applicable in such jurisdiction, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Prior to the date of this Agreement, Parent has made available to Seller true and complete copies of the amended and restated certificate of incorporation and the amended and restated bylaws of Parent and the certificate of formation and limited liability company agreement of Merger Sub, in each case, as in effect on the date of this Agreement (collectively, and as each may be amended from time to time, the “Parent Organizational Documents”).

(c) Since the date of its formation, Merger Sub has not acquired any asset, incurred any liability or otherwise engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approvals, have been duly authorized by all necessary corporate action, as applicable, on the part of Parent and Merger Sub. The only votes of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger (the “Parent Stockholder Approvals”) are: (i) approval pursuant to Listing Rule 5635 of Nasdaq of (A) the issuance of shares of Parent Class V Common Stock as contemplated by this Agreement and any issuance of shares of Parent Common Stock pursuant to a Pre-Closing PIPE Investment or in connection with the Contribution and Exchange and (B) the change of control of Parent resulting from the Merger; (ii) approval of this Agreement and the Transactions (including the Merger) pursuant to the TBOC (the “Transaction Proposal”); (iii) adoption of the Parent Charter Amendments; and (iv) approval of an amendment and restatement of the Parent Equity Plan (the “Equity Plan Proposal”), in each case, by the affirmative vote of a majority in voting power of the shares of Parent Common Stock and Parent Series C Preferred Stock (on an as-converted to Parent Common Stock basis), voting together as a single class, present in person or represented by proxy and entitled to vote thereon (other than the Transaction Proposal and the approval of the Parent Charter Amendments, which require the affirmative vote of a majority in voting power of the issued and outstanding shares of Parent Common Stock and Parent Series C Preferred Stock (on an as-converted to Parent Common Stock basis), voting together as a single class, and entitled to vote thereon). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent and Merger Sub is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms.

(b) At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the matters contemplated by the Parent Stockholder Approvals) are fair to and in the best interests of Parent and its stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the matters contemplated by the Parent Stockholder Approvals); (iii) directing that the matters contemplated by the Parent Stockholder Approvals be submitted to a vote at a meeting of Parent’s stockholders; and (iv) recommending approval of the matters contemplated by the Parent Stockholder Approvals by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”).

(c) (b)(c) The sole member of Merger Sub has adopted resolutions (i) approving this Agreement and the Transactions, including the Merger, and (ii) approving the execution, delivery and Performance of this Agreement by Merger Sub and the consummation of the Transaction, including the Merger. The sole member of Merger Sub has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of (x) the Certificate of Merger with the Secretary of State of the State of Delaware, (y) the Parent Charter Amendments with the Secretary of State of the State of Texas and (z) appropriate documents with the relevant authorities of other states in which Parent or Merger Sub are qualified to do business; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq, including the filing of the definitive Proxy Statement; and (d) any other actions, Consents or Filings, the absence of which would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.04. Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming receipt of the Parent Stockholder Approvals, contravene, conflict with or result in any violation or breach of any provision of the Parent Organizational Documents; (b) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approvals, contravene, conflict with or result in any material violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approvals, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Parent Material Contract binding upon Parent or any of its Subsidiaries; or (d) result in the creation or imposition of any material Lien on any asset of Parent or any of its Subsidiaries.

Section 4.05. Capitalization

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (x) 500,000,000 shares of Parent Common Stock and (y) 20,000,000 shares of preferred stock, par value $0.001 (“Parent Preferred Stock”). As of June 22, 2026, there were issued and outstanding (i) 3,290,350 shares of Parent Common Stock; (ii) 912,314 shares of Parent Preferred Stock, consisting of (x) 380,440 shares of Parent Series C Preferred Stock and (y) 531,874 shares of Parent Series D Preferred Stock; (iii) options to purchase an aggregate of 779,156 shares of Parent Common Stock (the “Parent Option Awards”); (iv) restricted stock units with respect to an aggregate of 203,750 shares of Parent Common Stock (“Parent RSU Awards”); and (v) 2,159,900 shares of Parent Common Stock subject to issuance upon exercise of warrants. The shares of Parent Class V Common Stock to be issued as the Fortitude Voting Unit Contribution Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of any preemptive right. Except as otherwise set forth in Section 4.05(a) of the Parent Disclosure Letter or to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns directly all of the issued and outstanding Equity Interests of Merger Sub. Parent has delivered or made available to Seller or Seller’s Representatives copies of all Parent Equity Plans covering the Parent Option Awards and Parent RSU Awards outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Parent Option Awards and forms of stock unit agreements evidencing such Parent RSU Awards.

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any Parent Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Parent has furnished to Seller a true and complete list of all outstanding Parent Securities as of June 22, 2026, including with respect to each such equity award, the name of the holder, date of grant, type of award (e.g., nonqualified stock option or incentive stock option, restricted stock unit), the Parent Equity Plan under which the Parent Option Awards or Parent RSU Award was granted, the number of shares of Parent Common Stock subject to such award, the vesting schedule, the exercise price, and the expiration date. Five (5) Business Days prior to the Closing Date, Parent shall provide Seller with a revised version of the foregoing list, updated as of such date. No Subsidiary of Parent owns any shares of capital stock of Parent. Each Parent Option Award and Parent RSU Award was granted and has at all times been administered in compliance with all Applicable Laws and the terms and conditions of the Parent Equity Plan and agreement under which it was granted. Each Parent Option Award has a per share exercise price equal to or greater than the fair market value of a share of Parent Common Stock on the date of grant as determined in accordance with Section 409A and Section 422 of the Code, as applicable. Each Parent Option Award that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. Each Parent Option Award and Parent RSU Award is and at all times has been exempt from Section 409A of the Code.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(d) There are no stockholders’ agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the capital stock or other Equity Interests of Parent. None of Parent, Merger Sub or any other Subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of Parent is a corporation, limited liability company or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.06(a) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien other than Permitted Liens. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07. Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since the Measurement Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”), and has paid all fees and assessments due and payable in connection therewith.

(b) As of its filing date, each Parent SEC Document filed since the Measurement Date and prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed since the Measurement Date and prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Parent SEC Documents.

(d) Parent is, and since the Measurement Date has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act.

(f) Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to Seller prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by Parent’s principal executive officer and principal financial officer to Parent’s auditors and audit committee of the Board of Directors of Parent since the Measurement Date.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h) Since the Measurement Date, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.

(i) Parent is not (i) a “shell company” within the meaning of Rule 405 under the Securities Act or (ii) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.08. Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (i) complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and (ii) present fairly, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to notes thereto and normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance in all material respects with, the books and records of Parent and its Subsidiaries. The books and records of Parent and its Subsidiaries have been maintained in all material respects in compliance with applicable legal and accounting requirements.

(b) From the Measurement Date to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09. Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Proxy Statement, including any amendment or supplements thereto and any other document incorporated or referenced therein, will not, at the date it is first mailed to the stockholders of Parent, at the time of the Parent Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10. Absence of Certain Changes. Since April 30, 2025 through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, except for actions required to be taken in connection with, or required by, this Agreement, the Transactions and any Pre-Closing PIPE Investment, and (b) there has not been a change, event, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Since April 30, 2025 through the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action that would have constituted a material breach of, or required Seller’s consent pursuant to Section 6.01(b) had the covenants therein applied since such date, except for actions required to be taken in connection with, or required by, this Agreement, the Transactions and any Pre-Closing PIPE Investment.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. There are no off-balance-sheet arrangements that have not been so described in the Parent SEC Documents.

Section 4.12. Litigation. Except as otherwise set forth in Section 4.12 of the Parent Disclosure Letter, as of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of Parent or any of its Subsidiaries, or that, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions. As of the date of this Agreement, there is no settlement or similar agreement that imposes any material ongoing obligations or restriction on Parent or any of its Subsidiaries. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective material assets or properties of any of Parent or any of its Subsidiaries, under which Parent or any of its Subsidiaries has any ongoing obligations or restrictions, or that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of any of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.13. Parent Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent holds all material Consents issued or granted by a Governmental Authority necessary for the operation of its business (the “Parent Permits”), and all Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is and since the Measurement Date, has been in material compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14. Compliance with Applicable Laws.

(a) Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole, (a) Parent is, and since the Measurement Date, has been, in material compliance with all Applicable Laws and is not in material default under or in material violation of any Applicable Laws and (b) Parent is not party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law. Parent has not, within the past five (5) years, received notice from any Governmental Authority issuing or proposing to issue any Order, asserting that Parent is not in material compliance with any Law or Order or otherwise requesting that Parent take any remedial action. Except to the extent unrelated to Parent (and to the extent that Parent is not named), neither Parent nor, to the knowledge of Parent, any of its respective Representatives, within the past five (5) years, have been subject to a deferred prosecution agreement, non-prosecution agreement, corporate integrity agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement mandating or prohibiting future or past activities.

(b) Parent is, and for the past five (5) years has been, in compliance in all material respects with all applicable Healthcare Laws, and, to Parent’s knowledge, none of its owners or Representatives has been in violation of any applicable Healthcare Laws. In the past five (5) years, neither Parent nor its Subsidiaries have been subject to any Proceedings related to actual or potential violations of Healthcare Laws, and neither Parent nor any Subsidiary has received notice: (i) of any pending or actual investigation or audit conducted by any Governmental Authority or other Person in connection with any Healthcare Laws, (ii) from any Governmental Authority or other Person of any actual or alleged violation of any Healthcare Laws or (iii) any Form FDA-483, notice of adverse finding, warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other similar notice from the FDA or any other Governmental Authority.

(c) Parent has not, nor, to Parent’s knowledge, has any owner or Representative of Parent been or is (i) convicted of, charged with or entered into any settlement agreement with any Governmental Authority to avoid conviction of, any violation of any Healthcare Laws; (ii) suspended, excluded or debarred from, or threatened with or is, or reasonably could be, subject to an investigation or proceeding that could result in suspension, exclusion or debarment under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil monetary penalties under 42 U.S.C. § 1320a-7a, or relevant regulations in 42 C.F.R. Part 1003; or (iii) has been charged with, convicted of, entered into a plea of guilty or nolo contendere to, or entered into any settlement agreement with any Governmental Authority to avoid conviction of, any criminal or civil offense relating to the delivery of any item or service under a Federal Health Care Program or any regulations promulgated thereunder, in the case of each of clauses (i) through (iii), related to Parent.

(d) Parent has not manufactured, marketed, or sold in commercial distribution any medical devices or other products subject to regulation under FDA Laws, except as set forth in Section 4.14(d) of the Parent Disclosure Letter. Parent has not received any written notice from FDA or any other Governmental Authority alleging potential noncompliance with FDA Laws or asserting that any products currently being marketed or sold in commercial distribution by Parent may be medical devices under FDA Laws, except as set forth in Section 4.14(d) of the Parent Disclosure Letter.

(e) No product distributed or sold by or on behalf of Parent has been either voluntarily or involuntarily seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and, to Parent’s knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any products, (ii) a change in the labeling of any such product, or (iii) a termination, seizure, or suspension of the marketing or distribution of any such product.

(f) The compensation that Parent pays, and has paid, to licensed health care professionals (i) is for bona fide purposes, (ii) is for commercially reasonable services required by Parent for its respective business or operations, and (iii) contemplates compensation consistent with fair market value for such services.

(g) No product or services distributed or sold by or on behalf of Parent is or has been directly or indirectly reimbursable under any Payor Program. Parent does not, and has not (i) billed, submitted claims to, or been reimbursed by, any Payor Program for any products or services; (ii) been a participating provider in any Payor Program; or (iii) provided reimbursement support, advice, assistance or related services thereof to health care providers regarding any product distributed or sold by or on behalf of, or services provided by, Parent. No product distributed or sold by or on behalf of Parent is (i) certified health IT as classified by the Office of the National Coordinator for Health IT of the U.S. Department of Health and Human Services, or (ii) required to be in certified health IT or otherwise in compliance in any respect with Health IT Certification and Information Blocking Requirements.

Section 4.15. Parent Material Contracts.

(a) Section 4.15(a) of the Parent Disclosure Letter sets forth a list as of the date of this Agreement of each of the following Contracts to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or its or their assets are bound (other than any Parent Employee Plan or Parent Real Property Lease) (each such Contract listed or required to be so listed, a “Parent Material Contract”):

(i) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K;

(ii) any Contract involving obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the twelve months ended April 30, 2026 or expected obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the next twelve months after the date of this Agreement;

(iii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Company, Parent or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws); (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on Parent or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Company or any of its Affiliates); (C) contains requirements to purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person; or (D) contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by Parent or any of its Subsidiaries (other than any such Contracts that are terminable by Parent or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv) promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to, the obligations, liabilities or Indebtedness of any other Person;

(v) any Contract restricting the payment of dividends or the making of distributions to stockholders of Parent or the repurchase of stock or other equity of Parent;

(vi) any Contract that would require the disposition of any material assets or line of business of Parent or its Subsidiaries as a result of the consummation of the Merger;

(vii) any joint venture, profit-sharing, partnership, strategic alliance, collaboration, material research and development or other similar agreements with a third party that is material to the business of Parent and its Subsidiaries, taken as a whole;

(viii) any Contract pursuant to which Parent or any of its Subsidiaries receives from any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, taken as a whole, other than rights to use commercially available off-the-shelf software, including pursuant to shrinkwrap, clickthrough or other similar licensing terms;

(ix) any Contract pursuant to which Parent or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(x) any Contract involving the payment of royalties to any Person;

(xi) any Contract that is a Collective Bargaining Agreement;

(xii) any Related Party Contract to which Parent is a party;

(xiii) any Business Associate Agreement to which Parent is a party;

(xiv) any Contract involving the settlement of any action or threatened action (or series of related actions);

(xv) any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $100,000 to which Parent or any of its Subsidiaries is a party, as lessee; and

(xvi) any Contract that relates to the acquisition or disposition of any Person, business or asset (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or provision of services in the ordinary course of business).

(b) All of the Parent Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. To the knowledge of Parent, no Person is seeking to terminate or challenge the validity or enforceability of any Parent Material Contract. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16. Taxes.

(a) Except as would not constitute or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of Parent or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(ii) Parent and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by Parent or any of its Subsidiaries, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii) There is no Proceeding pending or, to the knowledge of Parent, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(v) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Taxing Authority in writing against Parent or any of its Subsidiaries (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP.

(vi) Neither Parent nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(vii) Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

(viii) Neither Parent nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(ix) Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(b) During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger, the Contribution and Exchange, the Mandatory Conversion, the Series D Forced Conversion or any Pre-Closing PIPE Investment from qualifying for the Intended Tax Treatment.

(d) Merger Sub is and since its formation has been treated as an entity which is disregarded as an entity separate from its owner (within the meaning of Section 301.7701-3(b)(1)(ii) of the Treasury Regulations) for U.S. federal (and applicable state and local) Tax purposes.

Section 4.17. Parent Service Providers and Parent Employee Plans.

(a) Section 4.17(a) of the Parent Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each material Parent Employee Plan. Parent has made available to Seller with respect to each Parent Employee Plan accurate and complete copies of the following, as applicable: (i) all plan documents and all material amendments thereto (or for unwritten Parent Employee Plans, a written description of the material terms of such Parent Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules and financial statements thereto; (vii) the most recent summary plan description; (viii) copies of Forms 1094-C and sample Forms 1095-C for each employing entity that served as an “applicable large employer” or member of an “applicable large employer group” (within the meaning of the Patient Protection and Affordable Care Act) for each year from 2019 through 2025; and (ix) all material non-routine written correspondences in respect of any such Parent Employee Plan to and from any Governmental Authority received since the Measurement Date.

(b) None of Parent, its Subsidiaries, or their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or none has within the past six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any Parent Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Parent Multiemployer Plan”), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code or Section 210 of ERISA), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.).

(c) Each Parent Employee Plan (but not including any Parent Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Employee Plan (but not including any Parent Multiemployer Plan) and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Employee Plan or related trust.

(d) (i) Each Parent Employee Plan has been maintained, established, administered and operated in all material respects in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Parent, is threatened against or reasonably expected to involve, any Parent Employee Plan or related trust before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, and there is no such Proceeding in the past six (6) years, (iii) no events have occurred with respect to any Parent Employee Plan that would reasonably be expected to result in the assessment of any excise Taxes or penalties against Parent or any of its Subsidiaries, and (iv) Parent and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan or Applicable Law to be made to a Parent Employee Plan. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other Person is in material breach of, or material default under, any Parent Employee Plan and, to the knowledge of Parent, each Parent Employee Plan is enforceable in all material respects in accordance with its terms.

(e) Except as set forth in Section 4.17(e) of the Parent Disclosure Letter, with respect to each current or former Parent Service Provider, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Plan; (iii) directly or indirectly cause Parent or the Surviving Company to transfer or set aside any assets to fund any payments or benefits under any Parent Employee Plan; or (iv) limit or restrict the right of Parent or any of its Subsidiaries or, after the Closing, the Surviving Company to merge, amend, modify, transfer the assets of or terminate any Parent Employee Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or together with any other event, result in an amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent or any of its Subsidiaries to any “disqualified individual” receiving an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 4.17(f) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Parent Service Provider for any Tax incurred by such individual under Sections 409A, 457A or 4999 of the Code (or any corresponding provisions of Applicable Law relating to Tax).

(g) Neither Parent nor any of its Subsidiaries has any material current or projected liability for, and no Parent Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Parent Service Provider (other than coverage mandated by Applicable Law at the participant’s sole expense).

(h) There is no Non-U.S. Plan in the nature of a defined benefit plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirements of, a jurisdiction outside the United States.

Section 4.18. Labor Matters.

(a) Parent and each of its Subsidiaries are, and since the Measurement Date have been, in compliance in all material respects with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees (including wrongful discharge, violation of personal rights, and WARN Act), overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, child labor, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights or benefits, reasonable accommodation, leaves of absence, paid sick leave laws, unemployment insurance, civil rights, affirmative action, work authorization, immigration, privacy, safety and health and workers’ compensation. Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole, since the Measurement Date, there have been no Proceedings pending or, to the knowledge of Parent, threatened to be filed against Parent or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor regarding such labor and employment Laws. Since the Measurement Date, neither Parent nor any of its Subsidiaries have been subject to or received any notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws. All Parent Service Providers have been properly classified under Applicable Laws as employees or independent contractors and, with respect to employees, as exempt or non-exempt from minimum wage and overtime requirements (in each case, within the meaning of or pursuant to the Fair Labor Standards Act and similar Applicable Laws).

(b) Since the Measurement Date, (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity, gender or any other class protected by applicable Laws) have been made against any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries, and (ii) there are no Proceedings pending or, to the knowledge of Parent, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity, gender or any other class protected by applicable Laws) by any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries. Since the Measurement Date, neither Parent nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity, gender or any other class protected by applicable Laws) by any officer, director or employee at the level of manager or above of Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries is a party to or bound by, has a duty to bargain for, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of Parent, there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Parent Service Provider. Since the Measurement Date, there has not been any labor strike, slowdown, work stoppage, picketing, interruption of work, lockout, unfair labor practice complaints or grievances or arbitrations, or any similar activity or dispute pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the Transactions.

(d) Parent and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither Parent nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Company or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of Parent, no current or former employee of Parent or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to Parent or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(f) Parent has provided to Seller a census (the “Census”) that contains a true, correct, and complete list, as of a recent practicable date, for each employee, the name, current annual base salary or current hourly wages, as applicable, last annual bonus received, current target bonus opportunity, title, hire date, employer, principal work location, whether full-time or part-time and status as being exempt or non-exempt from the application of state and federal wage and hour laws. No later than five (5) Business Days prior to the Effective Time, Parent shall provide to Seller an updated Census, setting forth the information provided for in this Section 4.18(f) as of immediately prior to the Closing and shall also include each independent contractor engaged by Parent and such contractor’s name, duties and rate of compensation. Since the Measurement Date, there have been no material changes to the list of current employees and individual services providers engaged on an independent contractor (or other non-employee) basis by Parent or any of its Subsidiaries.

Section 4.19. Intellectual Property, Information Technology, Data Privacy and Cybersecurity.

(a) Section 4.19(a) of the Parent Disclosure Letter sets forth as of the date of this Agreement (i) a correct and complete list of all Registered IP included in the Parent Owned IP (“Registered Parent IP”) and specifies as to each such item, as applicable, the registered owner, the jurisdiction of application or registration, the application or registration number and the date of application or registration, (ii) any unregistered trademarks included in the Parent Owned IP and (iii) all material Software owned or purported to be owned by Parent or any of its Subsidiaries (collectively, the “Parent Proprietary Software”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) Parent and the Subsidiaries of Parent solely and exclusively own or have a valid and sufficient right or license, free and clear of all Liens, other than Permitted Liens, to use (I) all Parent Owned IP and (II) all other Intellectual Property that is both licensed to Parent or one of its Subsidiaries and used in or necessary for the operation of their businesses as currently conducted and (B) the Registered Parent IP (excluding applications) is subsisting, unexpired, valid and enforceable and in full force and effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have taken and use commercially reasonable efforts to maintain and protect the confidentiality of all Trade Secrets and other confidential information included in the Parent Owned IP (including all source code for any Parent Proprietary Software) and of Third Parties to which Parent or its Subsidiaries owe a duty of confidentiality, (ii) all Intellectual Property developed by past or current founders, employees, consultants, or independent contractors of Parent or its Subsidiaries in the scope of their employment or engagement either vested in the applicable Parent or Subsidiary by operation of law or has been assigned to the applicable Parent or Subsidiary pursuant to a written Contract, (iii) all Persons with access to Trade Secrets or confidential information of Parent or its Subsidiaries are subject to contractual or otherwise legally-binding confidentiality obligations and use restrictions that adequately protects such Trade Secrets and confidential information, and (iv) to the knowledge of Parent, there has not been any disclosure or use without authorization by any other Person of any such Trade Secrets, except to the extent that such Person is under an obligation of confidentiality pursuant to appropriate non-disclosure agreements which have not, to the knowledge of Parent, been breached.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries, the conduct of the business of Parent and its Subsidiaries as currently conducted, and the use of any of their products and services (1) do not infringe or otherwise violate any Intellectual Property of any other Person, and (2) have not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person, and (ii) to the knowledge of Parent, no Third Party has been or is infringing, violating, or misappropriating the Parent Owned IP. The Parent and its Subsidiaries have not brought or threatened any Proceeding or sent any notice, claim, charge or complaint alleging any infringement, violation or misappropriation of Parent Owned IP against or to any Third Party. There are no Proceedings or claims pending against Parent or its Subsidiaries, or, to knowledge of Parent, threatened against Parent or its Subsidiaries: (x) alleging any infringement, misappropriation, or violation by Parent or its Subsidiaries of the Intellectual Property of any Person; or (y) challenging the validity, enforceability, or ownership of any Parent Owned IP or Parent or its Subsidiaries’ rights with respect to any such Intellectual Property, in each case except for such Proceedings or claims that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic Third Parties was used in the development of any of the Parent Owned IP.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) no Parent Proprietary Software or any product or service of Parent or its Subsidiaries is subject to any Contract, including any source code escrow agreement, that requires or would require Parent or a Subsidiary to divulge to any Person any source code or Trade Secret that is part of such Parent Proprietary Software or product or service, and (ii) no Open Source Software is incorporated or embedded into any product or service of Parent or its Subsidiaries or are combined, linked or distributed with any product or service of Parent or a Subsidiary, nor does any product or service of Parent or its Subsidiaries use any Open Source Software, in each case, in a manner that would (i) require the disclosure or distribution of the source code for Parent Proprietary Software or a license to such Software, or (ii) limit Parent or its Subsidiaries’ freedom to seek full compensation in connection with the marketing, licensing or distribution of any of its products or services.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, for Parent Proprietary Software, (i) Parent or its Subsidiaries, as applicable, have in their possession the source code in up-to-date appropriately catalogued versions that are accessible by employees, (ii) Parent or its Subsidiaries, as applicable, have in their possession documentation as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such Software by readily using the existing source code and documentation, and (iii) there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to the source code for such Software.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries lawfully own, lease, or license all Parent IT Systems, (ii) the Parent IT Systems are sufficient for the current and anticipated needs of the business of Parent and its Subsidiaries as currently conducted, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner, and the business of Parent and its Subsidiaries as currently conducted will continue to have such rights to such IT Systems immediately following the Closing to the same extent as prior to the Closing, (iii) there have been no failures, breakdowns, breaches, security incidents, outages, substandard performances, or unavailability of the Parent IT Systems that have caused any material disruption to the business of Parent or its Subsidiaries, (iv) Parent’s Software and, to the knowledge of Parent, the other Parent IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware or data, and (v) Parent and its Subsidiaries use commercially reasonable efforts to maintain and protect the integrity and operation of Parent IT Systems, including a commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the conduct of the business of Parent and its Subsidiaries as currently conducted is, and has been, in compliance with all Privacy Obligations, (ii) Parent and its Subsidiaries have established and maintain a commercially reasonable information security program, including commercially reasonable administrative, technical, and physical safeguards, that are designed to protect the security, confidentiality, integrity and availability of its Sensitive Data stored or Processed in the Parent IT Systems, including as required by applicable Privacy Obligations, (iii) Parent and its Subsidiaries have not been notified in writing or been obligated by applicable Laws, Governmental Authority, Contract or other Privacy Obligations to give notice to any Person of any actual or alleged Security Breach, (iv) Parent and its Subsidiaries have not received any written notification of any claim or investigation (including investigations by a Governmental Authority) that alleges a violation of any laws or other Privacy Obligations by Parent or a Subsidiary, and (v) Parent and its Subsidiaries have not experienced any breaches, violations, outages or unauthorized access, theft, or loss of the Personal Information or other Sensitive Data. The execution, delivery, performance and consummation of the transactions contemplated hereunder (including the Processing of Personal Information in connection therewith) comply with all applicable Privacy Obligations.

(j) Parent and its Subsidiaries have undertaken appropriate due diligence in respect of any and all third party processors, outsourcers and service providers they have appointed to Process Sensitive Data, or with whom they otherwise share Sensitive Data or provide access to the IT Systems, in connection with the business and have contractually obligated all such parties to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect the security, confidentiality, integrity and availability of Sensitive Data and IT Systems, and (iii) notify Parent of any Security Breach with respect to Personal Information received from, or otherwise Processed on behalf of, the business.

(k) Parent has, and for the past six (6) years has had, (i) privacy and security policies, procedures and workforce member training that comply with applicable requirements of HIPAA; (ii) a written, signed, and HIPAA-compliant business associate agreement with each Person who is a “covered entity” or “business associate” (as defined in 45 C.F.R. § 160.103) as required for the conduct of the business; and (iii) completed security risk analyses and risk management plans in compliance with HIPAA. There have been no investigations by, or, to the knowledge of Parent, complaints to, the U.S. Department of Health and Human Services Office for Civil Rights or any state attorney general with respect to HIPAA compliance by Parent.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have implemented, comply with (and have monitored and enforced compliance with), and maintains controls and policies pertaining to the use of artificial intelligence, and access to and input of data and information to AI Technology as required by applicable Laws, (ii) Parent and its Subsidiaries own or otherwise possess valid and enforceable licenses or rights to use, and have obtained all consents necessary to use, all Training Data that is or was utilized in, or is otherwise material to, the development, operation, modification or improvement of any AI Technology, (iii) no AI Technology has been used in connection with the development of any material Intellectual Property by or on behalf of Parent or its Subsidiaries, (iv) Parent and its Subsidiaries have not used or allowed any Person to use any Sensitive Data in developing, building, instructing, or training any AI Technology, and (v) Parent and its Subsidiaries have not received any written notice, nor is it otherwise aware, of any claim, investigation or Proceeding alleging contractual or regulatory non-compliance arising from the use of AI Technology.

(m) Neither Parent nor any of its Subsidiaries (i) is, or has been, subject to Regulation (EU) 2016/679 (“GDPR”), as may be amended from time to time, including as implemented or supplemented by the laws of any member state of the European Economic Area, nor (ii) has entered into any Data Processing Agreement (Article 28 Contract) in accordance with GDPR.

Section 4.20. Environmental Liability. Parent has made available to Seller all material environmental, health and safety audits, investigations and sampling or similar reports with respect to Parent and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of Parent or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with all Environmental Laws;

(b) there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or their respective properties or operations under Environmental Laws;

(c) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Parent or any of its Subsidiaries; and

(d) neither Parent nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Parent, exposed any Person to or designed, manufactured, sold, marketed, installed, repaired or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability related to Parent or any of its Subsidiaries under Environmental Laws.

Section 4.21. Anti-Corruption. None of Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of Parent, any of its or their respective other Representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by Parent or any such Subsidiary of any applicable Anti-Corruption Laws. No Proceeding involving Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of Parent, threatened.

Section 4.22. Export Controls and Economic Sanctions. None of Parent, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of Parent or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly within the past five (5) years violated any applicable Export Control and Economic Sanctions Laws; (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any Sanctioned Country; or (iv) has within the past five (5) years been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

Section 4.23. Insurance. Parent and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (collectively, the “Parent Insurance Policies”). Such Parent Insurance Policies are in full force and effect. Neither Parent nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Parent Insurance Policies. All premiums due on such Parent Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Parent Insurance Policy. The Parent Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Parent or any of its Subsidiaries. All such Parent Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Parent or its Subsidiaries pending under any such Parent Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To the knowledge of Parent, neither Parent nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Parent Insurance Policy.

Section 4.24. Properties.

(a) As of the date of this Agreement, neither Parent nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property.

(b) Section 4.24(b) of the Parent Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), together with the address of each such Parent Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Parent Real Property Lease”). Parent has delivered or made available to Fortitude complete and accurate copies of each Parent Real Property Lease described in Section 4.24(b) of the Parent Disclosure Letter, and no Parent Real Property Lease has been modified in any material respect or terminated, except to the extent that such modifications or terminations are disclosed by the copies delivered or made available to Seller. Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole, (a) Parent and each of its Subsidiaries holds a valid and existing leasehold, subleasehold, license or other similar interest under each Parent Real Property Lease, free and clear of all Liens other than Permitted Liens and (b) each Parent Real Property Lease is a valid and binding agreement, enforceable against Parent or one of its Subsidiaries, as the case may be, and is in full force and effect. The Parent Leased Real Property constitutes all of the real property used, leased or otherwise occupied in the operation of the businesses of Parent and its Subsidiaries as currently conducted. Parent and its Subsidiaries have not assigned or sublet their interests under, nor granted any security interest in, any Parent Leased Real Property and no Person other than Parent or its Subsidiaries, as applicable, has the right to use or occupy any of the Parent Leased Real Property. Neither Parent nor any of its Subsidiaries is subject to any waiver or forbearance or any deferred, abated or reduced rent with respect to any Parent Real Property Lease.

(c) Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party to any Parent Real Property Lease is in default or breach under the terms of any such Parent Real Property Lease, except where such default or breach would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. No event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Parent Real Property Lease, and no portion of any security deposit has been applied under any Parent Real Property Lease, except as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. To the knowledge of Parent, as of the date of this Agreement there are no material disputes with respect to any Parent Real Property Lease. Neither Parent nor any of its Subsidiaries have received any written notice of, nor to the knowledge of Parent does there exist, any pending or threatened condemnation or similar proceedings, or any sale or other disposition of any Parent Leased Real Property or any part thereof in lieu of condemnation.

Section 4.25. Transactions with Affiliates. Since the Measurement Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Parent SEC Documents filed prior to the date of this Agreement.

Section 4.26. Antitakeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.29, neither the restrictions on business combinations set forth in Section 21.606 of the TBOC nor any other “business combination with an affiliated shareholder,” “affiliated shareholder’s share acquisition,” “moratorium,” or other antitakeover Laws enacted under U.S. state or federal Applicable Laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

Section 4.27. Opinion of Independent Valuation Advisor. Parent has received the written opinion of Houlihan Capital, LLC, an independent valuation advisor to Parent, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the aggregate consideration to be paid in the Transactions is fair to the shareholders of Parent from a financial point of view. A complete and executed copy of the opinion of Houlihan Capital, LLC described in the immediately preceding sentence has been or will be delivered to Seller promptly following receipt thereof by Parent.

Section 4.28. Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

Section 4.29. No Ownership of Fortitude Units. Neither Parent nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any Fortitude Units or other securities convertible into, exchangeable for or exercisable for Fortitude Units or (b) has any rights to acquire any Fortitude Units. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of Fortitude Units. Neither Parent nor any of its Subsidiaries is an “interested stockholder” (as defined in Section 203 of the DGCL) of Fortitude.

Section 4.30. No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Letter in accordance with Section 10.17 and the introduction to this Article IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Seller or made available to Seller in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates, stockholders or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by Seller in Article III (as qualified by the applicable items disclosed in the Seller Disclosure Letter in accordance with Section 10.17 and the introduction to Article III) (but without limiting any representations and warranties in any Ancillary Agreement), neither Seller nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Seller or its Subsidiaries, or the accuracy or completeness of any information regarding Seller or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Parent is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, and acknowledges and agrees that Seller and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

Article V

Covenants Of Seller

Section 5.01. Conduct of Seller.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (v) as required by Applicable Law, (w) as set forth in Section 5.01 of the Seller Disclosure Letter, (x) the Contribution Transactions, (y) as would not reasonably be expected to prevent or materially impair or delay the ability of Seller or Fortitude or any other Subsidiaries of Seller to perform their respective obligations under this Agreement or consummate the Transactions or (z) as otherwise expressly required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with Seller and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of Seller and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 5.01(b) shall not be a breach by Seller or any of its Subsidiaries of the covenants and agreements set forth in this Section 5.01(a).

(b) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (A) as required by Applicable Law, (B) as set forth in Section 5.01 of the Seller Disclosure Letter, (C) as would not reasonably be expected to prevent or materially impair or delay the ability of Seller or Fortitude or any other Subsidiaries of Seller to perform their respective obligations under this Agreement or consummate the Transactions or (D) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause each of its Subsidiaries not to:

(i) adopt or propose any change to any of its or any of its Subsidiaries’ organizational documents;

(ii) (A) merge or consolidate with any other Person; or (B) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(iii) (A) split, combine, subdivide or reclassify any of its or any of its Subsidiaries’ capital stock, limited liability company interests or other voting or equity securities, or ownership or voting interests; (B) amend any term or alter any rights of any of its or any of its Subsidiaries capital stock, limited liability company interests or other voting or equity securities, or ownership or voting interests or securities convertible or exchangeable into or exercisable for any shares of its or its Subsidiaries’ capital stock, limited liability company interests or other voting or equity securities, or ownership or voting interests of its or its Subsidiaries; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or otherwise or any combination thereof) in respect of any shares of capital stock, limited liability company interests or other voting or equity securities, or ownership or voting interests or other securities of its or its Subsidiaries; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Subsidiaries’ capital stock, limited liability company interests or other voting or equity securities, or ownership or voting interests or other securities;

(iv) transfer, sell, lease, sublease, assign or otherwise dispose of any Subsidiary or any division thereof or any interest therein or, other than in the ordinary course of business, any assets, securities or property;

(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than in the ordinary course of business;

(vi) make any material loans, advances or capital contributions to any other Person;

(vii) issue, sell, borrow or otherwise incur any indebtedness for borrowed money (including any non-convertible debt securities) of Seller or any of its Subsidiaries (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Seller or any of its wholly owned Subsidiaries)), except (A) in respect of purchase money financing and equipment financing in the ordinary course of business or (B) for indebtedness incurred or borrowed in an aggregate principal amount not to exceed ten million dollars ($10,000,000);

(viii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of any of its or its Subsidiaries’ shares of capital stock, limited liability company interests, ownership interests, voting interests or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock, limited liability company interests, ownership interests, voting interests or any such convertible securities; or (B) enter into any agreement with respect to the ownership or voting of any of its capital stock, limited liability company interests, ownership interests, voting interests or any convertible securities;

(ix) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Intellectual Property;

(x) (A) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP that become effective after the date of this Agreement, (B) change its fiscal year, or (C) make any material change in internal accounting controls or disclosure controls and procedures;

(xi) terminate, suspend, amend or modify in any material respect, any permit with a Governmental Authority;

(xii) enter into or amend any Contract with any broker, finder, investment banker or other Person under which such Person is or may be entitled to any brokerage, finder’s or other similar fee or commission in connection with any of the Transactions;

(xiii) disclose any material Trade Secret to a Third Party other than pursuant to a commercially reasonable confidentiality agreement that adequately protects such Trade Secret and was entered into in the ordinary course of business; or

(xiv) agree, authorize, commit or publicly propose to do any of the foregoing.

Article VI

Covenants Of Parent

Section 6.01. Conduct of Parent.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Parent Disclosure Letter or (z) as otherwise expressly required or expressly permitted by this Agreement, without Seller’s prior written consent (email shall suffice and which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with Parent and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of Parent and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 6.01(b) shall not be a breach by Parent or any of its Subsidiaries of the covenants and agreements set forth in this Section 6.01(a).

(b) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (A) as required by Applicable Law, (B) as set forth in Section 6.01 of the Parent Disclosure Letter, or (C) as otherwise required or expressly permitted by this Agreement, without Seller’s prior written consent (email shall suffice and which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(i) adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Parent Organizational Documents);

(ii) (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property; or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iii) (A) split, combine or reclassify any shares of its capital stock; (B) amend any term or alter any rights of any of its outstanding Equity Interests; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Parent or any Subsidiary of Parent or any rights, warrants or options to acquire any such shares or other securities;

(iv) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of shares of Parent Common Stock or other securities of Parent, as applicable, pursuant to (1) the exercise of Parent Option Awards or warrants , (2) the conversion of shares of Parent Series C Preferred Stock or Parent Series D Preferred Stock, or (3) any other equity awards outstanding or approved as of the date of this Agreement; or (B) enter into any agreement with respect to the voting of any of its capital stock;

(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) as set forth in Section 6.01(b)(v) of the Parent Disclosure Letter and (B) any other capital expenditures not to exceed $100,000 in the aggregate;

(vi) transfer, sell, lease, sublease, assign or otherwise dispose of any assets, securities or property (excluding Intellectual Property), other than (A) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (B) transfers, sales, leases, subleases, assignments or other dispositions of assets or property (other than inventory) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (C) transactions (I) solely among Parent and one or more of its wholly owned Subsidiaries or (II) solely among Parent’s wholly owned Subsidiaries;

(vii) make any loans, advances or capital contributions to any other Person;

(viii) terminate, suspend, abrogate, amend or modify any material Parent Permit in a manner material and adverse to Parent and its Subsidiaries, taken as a whole;

(ix) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Intellectual Property;

(x) disclose any material Trade Secret to a third party other than pursuant to a commercially reasonable confidentiality agreement that adequately protects such Trade Secret and was entered into in the ordinary course of business;

(xi) form any Subsidiary or enter into any new line of business;

(xii) incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate, other than (A) the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting costs or (B) in the ordinary course of business consistent with past practice pursuant to the terms of any Contract in effect as of the date of this Agreement;

(xiii) create or incur any Lien (except for a Permitted Lien) on any material asset (tangible or intangible) (including any Parent Owned IP) or property, including real property;

(xiv) (A) acquire any fee interest in any real property; (B) enter into any lease, sublease, license or other agreement relating to real property, other than in the ordinary course of business consistent with past practice; or (C) amend, renew, extend, modify or terminate (or provide notice of its intent to do any of the foregoing), any Parent Real Property Lease (other than terminations or notices of termination due to the expiration of the stated term thereof) or intentionally waive, release or assign any material right or claim under any Parent Real Property Lease;

(xv) (A) enter into any Parent Material Contract (including by amendment of any Contract that is not a Parent Material Contract such that such Contract becomes a Parent Material Contract); (B) terminate, renew, extend or amend in any material respect any Parent Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (C) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract;

(xvi) except as required by Applicable Law or the terms of any Parent Employee Plan that are listed on Section 4.17(a) of the Parent Disclosure Letter as in effect as of the date of this Agreement: (A) adopt, amend, establish, enter into, or terminate any Parent Employee Plan; (B) grant, amend, promise, or commit to grant or pay any change in control, retention or severance, or similar arrangement for any Parent Service Providers (whether current, former, or otherwise); (C) grant, waive, accelerate, amend, promise, or commit to grant any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting, exercisability, or payment of any such awards held by, any Parent Service Provider (whether current, former, or otherwise); (D) increase the compensation, bonus or other benefits payable to any Parent Service Provider; (E) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Parent Employee Plan; (F) hire, promote, engage, or terminate (other than a termination for cause) any Parent Service Provider; or (G) reclassify any Parent Service Provider between employee and independent contractor (or change any employee’s FLSA exemption status);

(xvii) make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K promulgated under the Securities Act (“Regulation S-K”), as approved by its independent public accountants;

(xviii) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any material closing agreement with respect to Taxes, (E) enter into any Tax Sharing Agreement, (F) surrender or allow to expire any right to claim a refund of Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (H) settle or surrender any material Tax claim, audit or assessment;

(xix) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or Proceeding, pending or threatened, and involving or against Parent or any of its Subsidiaries;

(xx) enter into any transaction between Parent or any of its Subsidiaries, on the one hand, and any of Parent’s Related Parties (other than Parent and its Subsidiaries), on the other hand;

(xxi) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with Parent’s financial accounting policies and procedures and GAAP as determined in consultation with Parent’s outside auditor;

(xxii) (A) enter into, amend, extend or terminate any Collective Bargaining Agreement or other Contract or arrangement with any Labor Organization, or (B) recognize or certify any Labor Organization or group of employees as the bargaining representative for any Parent Service Provider; (C) waive, release, amend or fail to enforce the restrictive covenant obligations of any Parent Service Provider; or (D) announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN;

(xxiii) issue, sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of Parent or any of its Subsidiaries (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Parent or any of its wholly owned Subsidiaries)), except for indebtedness incurred or borrowed that is outstanding on the date of this Agreement; or

(xxiv) agree, commit or publicly propose to do any of the foregoing.

Section 6.02. No Solicitation by Parent.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.02, Parent shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their other respective Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Parent Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with (other than to state that they are not permitted to have discussions), furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in (other than to state that they are not permitted to have discussions), facilitate or knowingly encourage any effort by, any Third Party that Parent knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; or (iii) except as required by the duties of the Board of Directors of Parent under Applicable Law (as determined by the Board of Directors of Parent in good faith, after consultation with Parent’s outside legal advisors), waive, terminate, modify or release any Third Party (other than Seller and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of Parent’s Subsidiaries or by any Representatives of Parent or its Subsidiaries, whether or not such Representative is so authorized, shall be deemed a breach of this Agreement by Parent.

(b) Except as permitted by this Section 6.02, neither the Board of Directors of Parent nor any committee thereof shall: (x) (A) fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to Seller, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Proxy Statement, (C) recommend, adopt or approve any Parent Acquisition Proposal or propose publicly or otherwise to recommend, adopt or approve any Parent Acquisition Proposal or resolve to take any such action, (D) enter into or approve, recommend or declare advisable for Parent or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (E)(I) fail to publicly recommend against any Parent Acquisition Proposal or (II) fail to publicly reaffirm the Parent Board Recommendation, in the case of the foregoing clauses (I) and (II), within three (3) Business Days after Seller so requests in writing following the public disclosure of any Parent Acquisition Proposal, or (F) subject to Section 6.02(c), fail to recommend against any Parent Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Parent) within ten (10) Business Days after the commencement of such tender offer or exchange (any of the foregoing, a “Parent Adverse Recommendation Change”) or (y) take any action to make any “moratorium,” “business combination with an affiliated shareholder,” “affiliated shareholder’s share acquisition,” “affiliated shareholder” or “business combination” or other similar anti-takeover Laws and regulations of the State of Texas, including Section 21.606 of the TBOC, inapplicable to any Third Party or any Parent Acquisition Proposal.

(c) Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approvals (the “Parent Approval Time”) (and in no event after the Parent Approval Time), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date of this Agreement that did not result from any breach of this Section 6.02, the Board of Directors of Parent (or duly appointed committee thereof) may, if the Board of Directors of Parent determines in good faith, after consultation with Parent’s financial advisor, if any, and outside legal counsel, and based on the information then available to it, that (x) such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (y) the failure to take such actions would be inconsistent with its fiduciary duties under Applicable Law, then Parent and its Representatives may, subject to compliance with this Section 6.02(c), Section 6.02(d) and Section 6.02(f), (i) engage in negotiations or discussions with such Third Party that has made after the date of this Agreement a Parent Acquisition Proposal; and (ii) furnish to such Third Party and its Representatives non-public information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not include any standstill terms or similar obligations and shall not provide such Person with any exclusive right to negotiate with Parent) (an “Acceptable Confidentiality Agreement”) (a copy of which shall be provided substantially concurrently or as promptly as practicable (but in any event not more than twenty-four (24) hours) following its execution to Seller for informational purposes); provided that all such non-public information (to the extent that such information has not been previously provided or made available to Seller) is provided or made available to Seller, as the case may be, substantially concurrently or as promptly as practicable (but in any event not more than twenty-four (24) hours) following the time it is provided or made available to such Third Party. Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to a Parent Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to the Transactions (each of which shall not constitute a Parent Adverse Recommendation Change); (y) making any required disclosure to Parent’s stockholders if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that (I) if any such compliance, statement or disclosure does not reaffirm the Parent Board Recommendation, it shall be deemed a Parent Adverse Recommendation Change, and (II) any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 6.02(c), Section 6.02(d) and Section 6.02(f).

(d) In addition to the requirements set forth in Section 6.02(c) and subject to compliance with Section 6.02(e) and Section 6.02(f), the Board of Directors of Parent shall not take any of the actions referred to in clauses (i) and (ii) of Section 6.02(c) unless Parent shall have first delivered to Seller written notice advising Seller that Parent intends to take any such action. In addition, Parent shall notify Seller promptly (but in no event later than twenty-four (24) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal, indication or request for information (including material modifications thereto) relating to Parent or any of its Subsidiaries or for access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of the Board of Directors of Parent, is considering making or has made a Parent Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto) and (iii) if applicable, include an unredacted copy of such Parent Acquisition Proposal, indication or request (including any related documents and correspondence).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change in response to a Parent Intervening Event, but only if, prior to taking such action: (i) the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) Parent shall (A) promptly notify Seller in writing of its intention to take such action at least four (4) Business Days before taking such action and (B) if requested by Seller, negotiate in good faith with Seller for four (4) Business Days following such notice regarding revisions, if any, to the terms of this Agreement proposed by Seller (or any other proposal Seller may make) so that such Parent Adverse Recommendation Change is no longer necessary and (iii) after the four (4) Business Day period described in the foregoing clause (B), the Board of Directors of Parent determines in good faith, taking into account any proposal by Seller to amend the terms of this Agreement (or any other proposal made by Seller), after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

(f) Without limiting Section 6.02(a), Section 6.02(c) or Section 6.02(d), if Parent shall have received a bona fide written Parent Acquisition Proposal that was made or renewed after the date of this Agreement (and has not been withdrawn) that did not result or arise out of material breach of this Agreement, and the Board of Directors of Parent shall have determined in good faith, after consultation with Parent’s financial advisors, if any, and outside legal counsel, that such Parent Acquisition Proposal is a Parent Superior Proposal, then the Board of Directors of Parent may make a Parent Adverse Recommendation Change, but only if: (i) the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to Parent’s stockholders under Applicable Law; (ii) Parent promptly notifies Seller, in writing at least four (4) Business Days before taking such action, that Parent intends to take such action, which notice attaches in unredacted form the most current version of any proposed agreement(s), the identity of the offeror and a copy of any financing commitments (which may be redacted for fee information and other customary matters); (iii) if requested by Seller, during such four (4) Business Day period, Parent and its Representatives have discussed and negotiated in good faith with Seller regarding any proposal by Seller to amend the terms of this Agreement (or any other proposal Seller may make) so that such Parent Acquisition Proposal would cease to constitute a Parent Superior Proposal; and (iv) after such four (4) Business Day period, the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account any proposal by Seller to amend the terms of this Agreement (or any other proposal made by Seller), that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal (including any change to the exchange ratio or merger consideration), a new written notification from Parent consistent with that described in clause (ii) of this Section 6.02(f) shall be required and a new notice period under clause (ii) of this Section 6.02(f) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 6.02(f) anew, except that such new notice period shall be for three (3) Business Days (as opposed to four (4) Business Days)).

(g) Parent shall, and shall cause its Subsidiaries and controlled Affiliates, and shall direct its other Representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal or which would reasonably be expected to lead to a Parent Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about Parent that was furnished by or on behalf of Parent to return or destroy all such information and (ii) other than with respect to Seller and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Parent Acquisition Proposal.

(h) Notwithstanding any Parent Adverse Recommendation Change, the making of any Parent Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (i) in no event may Parent or any of its Subsidiaries enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement), and (ii) Parent shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Parent Stockholder Meeting.

(i) For purposes of this Agreement:

(i) “Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal that has resulted from a violation of this Section 6.02) (with all references to “15%” in the definition of Parent Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of Parent determines in good faith, after consultation with its financial advisors, if any, and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), conditions to consummation and availability of necessary financing), would result in a transaction (A) that, if consummated, is more favorable to Parent and its stockholders from a financial point of view than the Merger (taking into account any proposal by Seller to amend the terms of this Agreement, or any other proposal Seller may make in response to such Parent Acquisition Proposal); (B) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal; and (C) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Parent.

(ii) “Parent Intervening Event” means any material event, change, effect, development or occurrence that was not known or reasonably foreseeable to the Board of Directors of Parent as of or prior to the date of this Agreement, which event, change, effect, development or occurrence thereafter becomes known to the Board of Directors of Parent and is not the result of a breach by Parent or its Subsidiaries of this Agreement; provided that “Parent Intervening Event” shall exclude any event, change, effect, development or occurrence related to (A) any change, in and of itself, in the market price or trading volume of Parent Common Stock, (B) Parent and its Subsidiaries meeting, exceeding or failing to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (C) any Parent Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (D) any delisting of the Parent Common Stock from Nasdaq or any ineligibility of Parent to register a primary offering of Parent Common Stock in accordance with General Instruction I.B.1 of Form S-3 promulgated under the Securities Act, (E) any action taken by either Party pursuant to the affirmative covenants set forth in Section 7.01, or the consequences of any such action, or (F) the execution and delivery of this Agreement, the public announcement thereof, the pendency of this Agreement, the impact thereof on the relationships of Parent and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger.

Section 6.03. Director and Officer Liability.

(a) From and after the Closing until the sixth (6th) anniversary thereof, Parent shall, and shall cause the Surviving Company to (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by Seller or Parent, as applicable, pursuant to the Seller Organizational Documents, the Parent Organizational Documents, the governing or organizational documents of any Subsidiary of Seller or of Parent and any indemnification agreements in existence as of the date of this Agreement, each present and former director or officer of Seller, Parent and their respective Subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other Person if such service was at the request or for the benefit of Seller, Parent or any of their respective Subsidiaries) (collectively, the “D&O Indemnified Parties”) against any fees, reasonable out-of-pocket costs or expenses (including reasonable out-of-pocket attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Closing, arising out of the fact that such Person is or was a director or officer of Seller, Parent or any of their Subsidiaries or pertaining to matters existing or occurring at or prior to the Closing, including the Transactions; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any Proceeding asserted or made within such six (6)- year period shall continue until the final disposition of such Proceeding; provided further that in the case of advancement of expenses, any D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such D&O Indemnified Party is not eligible for indemnification. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.03(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Company thereof, but the failure to so notify shall not relieve Parent or the Surviving Company, as applicable, of any liability it may have to such D&O Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

(b) For a period of six (6) years after the Closing, Parent shall, and shall cause the Surviving Company to, maintain in effect the policies of directors’ and officers’ liability insurance maintained by Seller and Parent as of the Closing (“Current Insurance”) (provided that Parent and the Surviving Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds) with respect to claims arising from facts or events that occurred at or before the Closing; provided, however, that neither Parent nor the Surviving Company shall be obligated to expend for any annual period an amount in excess of 300% of the current annual premium paid as of the date of this Agreement by Seller or Parent, as applicable, for such insurance (the “Premium Cap”), and if such premium for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent and the Surviving Company shall maintain insurance that, in Parent’s good faith determination, provides the maximum coverage available at an aggregate premium equal to the respective Premium Cap. In lieu of the foregoing, Seller and Parent may obtain at or prior to the Closing six (6)-year “tail” insurance under Seller’s or Parent’s, as applicable, respective Current Insurance providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.03 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives. If Parent, the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, Parent and/or the Surviving Company, as applicable, will cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Company, as applicable, will expressly assume the obligations set forth in this Section 6.03.

(d) At or prior to the Closing, Parent shall enter into customary indemnification agreements reasonably satisfactory to Seller with each Person who shall be a director or an officer of Parent immediately after the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 6.04. Conversion of Preferred Stock.

(a) Parent shall (a) take any and all actions necessary to effect the Mandatory Conversion (as defined in the Support Agreement), and (b) deliver a Forced Conversion Notice (as defined in the Series D Certificate of Designations) to the holders of shares of Parent Series D Preferred Stock, providing that the Forced Conversion Date (as defined in the Series D Certificate of Designations) will be deemed to occur as of immediately prior to the Effective Time, and take any and all actions necessary to effect the Series D Forced Conversion.

(b) No fewer than three (3) Business Days prior to the Closing Date, Parent shall deliver to Seller a written statement (the “Closing Statement”) including (i) its calculation of the Series C Conversion Price, to be calculated in accordance with Schedule 6.04(b) attached hereto, and (ii) confirmation of the number of shares of Parent Series C Preferred Stock and Parent Series D Preferred Stock that remain outstanding as of the date of the Closing Statement and the details of any conversions of Parent Series C Preferred Stock and Parent Series D Preferred Stock from the date of this Agreement to the date of the Closing Statement. Parent shall consider in good faith any reasonable comments to the calculation set forth in the Closing Statement notified by Seller to Parent in writing at least two (2) Business Days prior to the Closing Date.

Section 6.05. Notice to Warrant Holders. Promptly after the execution and delivery of this Agreement, Parent shall notify the holders of all warrants to purchase shares of Parent Common Stock of the Transactions.

Article VII

Additional Agreements

Section 7.01. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or any of the other Transactions.

(b) Each of Parent, Merger Sub and Seller undertakes and agrees to: (x) if required, make an appropriate and complete filing of a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division as promptly as practicable, and in any event within twenty (20) Business Days after the date of this Agreement; (y) make all other required filings and applications with respect to other Applicable Laws as promptly as practicable after the date of this Agreement, in each case, unless Parent and Seller mutually agree to a later date; and (z) not extend any waiting period under the HSR Act or other applicable Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions (including any such agreement with respect to any actions, restrictions or conditions to the consummation of the Transactions or not to consummate the Transactions), except with the prior written consent of the other Party. Seller and Parent shall each have the responsibility for their respective filing fees associated with filings pursuant to the HSR Act and all other antitrust and other regulatory filings with any Governmental Authority, including those that may be required to be filed in any other jurisdiction.

(c) Subject to Applicable Law, each of Parent, Merger Sub and Seller shall, and shall cause their respective Subsidiaries to: (i) promptly notify the other Party of any communication from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority concerning this Agreement or the Transactions to that Party and permit the other Party to review in advance any proposed communication to any of the foregoing; (ii) consult with the other Party prior to participating in any meeting, telephone call or discussion with any Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement or the Transactions and provide the other Party the opportunity to attend and participate in any such meeting, telephone call or discussion to the extent permitted by the Governmental Authority; and (iii) furnish the other Party with copies of all correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between it and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transactions and provide a reasonable opportunity to the other Party to comment on letters, presentations, whitepapers and other substantive communications to the Governmental Authority and consider, in good faith, any reasonable comments on such correspondences, filings and written communications.

(d) Notwithstanding anything in this Agreement to the contrary, neither Party nor any of their respective Affiliates shall be obligated to: (i) undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Authority, (ii) commit to sell, license or dispose of, or hold separate or agree to sell, license or otherwise dispose of, assets, categories of assets or businesses of Parent, Seller, the Surviving Company or any other Subsidiary of Parent or Seller, (iii) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of Parent, Seller, the Surviving Company or any other Subsidiary of Parent or Seller, (iv) terminate any relevant venture or other arrangement of Parent, Seller, the Surviving Company or any other Subsidiary of Parent or Seller, (v) enter into any behavioral limitations, conduct restrictions or other commitments with respect to any assets or business of Parent, Seller, the Surviving Company or any other Subsidiary of Parent or Seller, (vi) defend through litigation any claim or determination (whether judicial or administrative in nature) by any Governmental Authority or third party that would restrain, prevent, or delay, the consummation of the transactions contemplated by this Agreement, including the Merger or (vii) effectuate any other change or restructuring of Parent, Seller, the Surviving Company or any other Subsidiary of Parent or Seller.

(e) Each of Seller and Parent shall, if requested, use reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals under any Fortitude Material Contracts or Parent Material Contracts, as applicable, to which Seller or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is a party in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Fortitude Material Contracts or Parent Material Contracts following the consummation of the Transactions. Notwithstanding anything to the contrary herein, Seller shall not be required prior to the Closing to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) to obtain the consent, waiver or approval of any Person under any Contract.

(f) Nothing contained in this Agreement shall give Parent or Seller, directly or indirectly, rights to control or direct the operations of the other prior to the Closing. Prior to the Closing, each of Parent and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(g) In connection with and without limiting the efforts referenced above, the Parties shall consider in good faith the views and comments of one another and their respective outside counsel, in connection with the form and content of any notices, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party (including any filing made with, or written materials submitted to, any Governmental Authority), hereto in connection with Proceedings under or relating to any Antitrust Law prior to their submission.

Section 7.02. Access to Information; Confidentiality. Upon reasonable advance notice and subject to Applicable Law and solely for purposes of the Transactions or transition or integration planning related thereto, each Party shall, and each Party shall cause its Subsidiaries to, afford to the other Party and its Subsidiaries and their respective Representatives reasonable access, during normal business hours and during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, to all their respective properties, books, Contracts, personnel and records and, during such period, each Party shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party all information concerning its business, finances, properties and personnel and such financial statements as Parent or Seller, as applicable, may reasonably request, and reasonably cooperate in connection with any financing arrangements expressly permitted by this Agreement or that the Parties may mutually agree to seek in connection with the Transactions, including any Pre-Closing PIPE Investment; provided that each Party and its Subsidiaries may withhold any document or information (a) as prohibited by the confidentiality or non-disclosure provisions of any Contract (provided that each Party and its Subsidiaries shall use their reasonable best efforts to permit reasonable disclosure not in violation of any such confidentiality or non-disclosure obligations), (b) the disclosure of which would violate any applicable Law or fiduciary duty (provided that each Party and its Subsidiaries shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any applicable Law or fiduciary duty), (c) as would be reasonably expected to result in the loss of any attorney-client, work product or other legal privilege or protection (provided that the applicable Party and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure to the maximum extent that would not result in a waiver of any such attorney-client or other privilege), (d) concerning Parent Acquisition Proposals, which shall be governed by Section 6.02, or (e) any information regarding the deliberations of the Board of Directors of Seller, Parent or any of their respective Subsidiaries or any committee thereof with respect to the Transactions or the entry into this Agreement, or any materials provided to the Board of Directors of Seller, Parent or any of their respective Subsidiaries or any committee in connection therewith. In the event that Parent materially breaches Section 6.02(a) or delivers notice to Seller that it intends to take any of the actions set forth in clauses (i) or (ii) of Section 6.02(c) or effect a Parent Adverse Recommendation Change in accordance with Section 6.02(f), the rights of Parent and its Subsidiaries and their Representatives under this Section 7.02 shall automatically terminate without further action as of such time. All information exchanged pursuant to this Section 7.02 shall be subject to the terms of the Confidentiality Agreement.

Section 7.03. Proxy Statement; Parent Stockholder Meeting.

(a) As promptly as reasonably practicable after the execution and delivery of this Agreement (and in any event within twenty (20) Business Days after the date hereof, unless otherwise agreed to by the Parties (email shall suffice)), Parent shall prepare (with Seller’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC a proxy statement, in preliminary form, relating to the Parent Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of Parent, Seller and Fortitude shall use their respective reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Each of Parent, Seller and Fortitude agrees to furnish to the other such Party all information concerning itself and its Subsidiaries and their respective businesses, officers, directors, managers, employees, consultants and holders of Equity Interests and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, Seller, Fortitude or any of their respective Affiliates to any Governmental Authority or to Nasdaq, in connection with the Merger and the other Transactions (the “Offer Documents”).

(b) Parent shall promptly notify Seller upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for additional information or for amendments or supplements to the Proxy Statement and shall provide Seller with copies of all written correspondence, and a description of all oral correspondence, between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Parent shall provide Seller a reasonable opportunity to review and propose comments on the Proxy Statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Seller for inclusion therein. Parent shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, including if so requested by the SEC and its staff, by delivering customary tax representation letters to its counsel to enable such counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith, and to cause the definitive Proxy Statement to be mailed to the stockholders of Parent as of the record date established for the Parent Stockholders’ Meeting as promptly as reasonably practicable after the earlier of the tenth (10th) day after the preliminary Proxy Statement is filed with the SEC (if the SEC has not informed Seller that it will review the Proxy Statement) and the date on which the SEC confirms that it has no further comments on the Proxy Statement. Unless a Parent Adverse Recommendation Change has been made, Seller shall include in the Proxy Statement the Parent Board Recommendation.

(c) Each of Parent and Seller shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Effective Time any information relating to Seller, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by Seller or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent.

(e) As promptly as reasonably practicable after the date that the definitive Proxy Statement is filed with the SEC, and in any event promptly following the earlier of (i) the thirteenth (13th) day after the preliminary Proxy Statement is filed with the SEC (if the SEC has not informed Parent that it will review the Proxy Statement) and (ii) the date on which the SEC confirms that it has no further comments on the Proxy Statement, Parent shall (x) cause the Proxy Statement to be disseminated to stockholders of Parent in compliance with Applicable Law, (y) duly give notice of a meeting of the stockholders of Parent (the “Parent Stockholder Meeting”) in accordance with Parent’s Organizational Documents and Nasdaq Listing Rule 5620(b) with the record date and meeting date of the Parent Stockholder Meeting to be selected after reasonable consultation with Seller, and (z) use its reasonable best efforts to solicit proxies from the holders of Parent Common Stock to vote in favor of each of the Transaction Proposals. Parent shall duly call, convene and hold the Parent Stockholder Meeting as promptly as practicable following the date the Proxy Statement is disseminated to Stockholders of Parent in compliance with Applicable Law, provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following such date without Seller’s prior written consent (email shall suffice). Parent shall, through its Board of Directors, recommend to Parent’s stockholders: (A) the Parent Stockholder Approvals, (B) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (C) the adoption and approval of any other proposals reasonably requested by Seller or reasonably agreed by Parent and Seller to be necessary or appropriate in connection with the Transactions, (D) the adjournment of the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals described in the foregoing clauses (A)-(D), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Parent shall adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approvals if the Parent Stockholder Approvals shall not have been obtained at the Parent Stockholder Meeting (provided that approval of the Adjournment Proposal shall have been obtained), (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting may be adjourned up to two (2) times to a date that is (x) no more than fifteen (15) days after the date for which the Parent Stockholder Meeting was originally scheduled or its first adjournment date, as applicable (excluding any adjournments required by Applicable Law) or (y) later than five (5) Business Days prior to the date on which the End Date occurs.

(f) Without the prior written consent (email shall suffice) of Seller, the Transaction Proposals shall be the only matters that Parent shall propose be voted on by its stockholders at the Parent Stockholder Meeting. Subject to Section 6.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all such actions, and to do or cause to be done all such things necessary on its part to cause the Transaction Proposals to be approved at the Parent Stockholder Meeting or any adjournment or postponement thereof, and to comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent agrees to provide Seller with reasonably detailed periodic updates concerning proxy solicitation results upon Seller’s reasonable request and, upon Seller’s request (which may be given via email), Parent agrees to give written notice (which may be given via email) to Seller one (1) day prior to, and on the date of, the Parent Stockholder Meeting, indicating whether, as of such date, sufficient proxies representing the Parent Stockholder Approvals have been obtained.

(g) Notwithstanding (i) any Parent Adverse Recommendation Change; or (ii) the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal, unless this Agreement is terminated in accordance with its terms, the obligations of Parent under this Section 7.03 shall continue in full force and effect.

Section 7.04. Listing and Reporting Matters.

(a) Prior to the Closing, Parent shall use reasonable best efforts to maintain its listing on the Nasdaq and, in the event that Parent receives following the date of this Agreement any notice that Parent has failed to satisfy any Nasdaq listing requirement or any other material communication from Nasdaq in respect thereof, shall provide prompt written notice of the same to Seller, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent Common Stock being issued pursuant to the Merger and any Pre-Closing PIPE Investment on Nasdaq no later than the Effective Time, subject to official notice of issuance (and, if requested by Nasdaq, the delivery of evidence that Parent complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date), including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such Parent Common Stock. Each of Seller and Parent shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party with respect to the preparation and filing of the Listing Application. Parent will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Parent shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq with respect thereto, without Seller’s prior consent (email shall suffice and which shall not be unreasonably withheld, conditioned or delayed) and without providing Seller a reasonable opportunity to review and comment thereon, which comments Seller shall timely provide, if any, as soon as reasonably practicable and in no event more than three (3) Business Days in the case of time-sensitive Nasdaq comment responses. Parent shall promptly notify Seller upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide Seller with copies of all material correspondence between Parent or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise Seller of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Parent shall advise Seller of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Parent Common Stock to be issued in connection with the Transactions.

(c) From the date of this Agreement through the Effective Time, Parent will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Laws.

(d) Within a reasonable time following the initial filing of the Proxy Statement, and in any event within five (5) Business Days thereafter, Parent shall file with the SEC a Current Report on Form 8-K (the “ATM 8-K”) containing or incorporating by reference such material and information from the Proxy Statement as shall be required, in the reasonable opinion of counsel to Parent, Seller and Parent’s sales agent for the Parent ATM, to enable Parent’s use of the Parent ATM immediately after the filing of such ATM 8-K, subject to Seller’s prior written consent (email shall suffice), if required in accordance with Section 6.01(b)(ii) of the Parent Disclosure Letter. Seller and its counsel shall be given a reasonable opportunity to review and reasonably comment on the ATM 8-K before such document is filed with the SEC, which comments Seller and its counsel shall timely provide, if any, as soon as reasonably practicable and in no event no more than two (2) Business Days after receiving the initial draft of the ATM 8-K, and Parent shall not file the ATM 8-K with the SEC without the prior written consent of Seller (email shall suffice and not to be unreasonably withheld, conditioned or delayed). Parent shall give reasonable and good faith consideration to any comments made by Seller and its counsel. Seller and Fortitude shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable or required under Applicable Laws and the rules and policies of Nasdaq and the SEC, or as reasonably requested by Parent, to enable Parent to file the ATM 8-K as provided herein (including, without limitation, to provide any information relating to Seller and its Subsidiaries in connection with the Parties’ joint preparation of SEC and GAAP compliant pro-forma financial statements as required by applicable SEC rules).

Section 7.05. Name and Ticker. Parent and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the applicable rules of Nasdaq and the SEC such that, effective as of the Closing or as soon as reasonably practicable thereafter, Parent’s name and ticker symbol are changed to “Fortitude Mining Group, Inc.” and “TUDE”, respectively.

Section 7.06. Certain Tax Matters.

(a) Tax Treatment. Each of Parent and Seller shall use reasonable best efforts (i) to cause the Merger, the Contribution and Exchange, the Mandatory Conversion, the Series D Forced Conversion and any Pre-Closing PIPE Investment to qualify for the Intended Tax Treatment and (ii) not to, and to cause its respective Subsidiaries or Affiliates not to, take or cause to be taken any action reasonably likely to cause the Merger, the Contribution and Exchange, the Mandatory Conversion, the Series D Forced Conversion or any Pre-Closing PIPE Investment to fail to qualify for the Intended Tax Treatment. Each of Parent and Seller shall (and shall cause their respective Subsidiaries and Affiliates to) report the Merger, the Contribution and Exchange, the Mandatory Conversion, the Series D Forced Conversion and any Pre-Closing PIPE Investment in accordance with the Intended Tax Treatment and shall not take (or cause or permit any of their Subsidiaries or Affiliates to take) any inconsistent position on any Tax Return, in any audit, examination or other administrative or court Proceeding related to Taxes, or otherwise with respect to Taxes, in each case, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Parent Stockholder Meeting, Seller determines in good faith that the Contribution and Exchange is not reasonably expected to qualify as a transaction described in clause (ii) of the definition of Intended Tax Treatment, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby so they do qualify; provided that the Parties shall mutually reasonably determine in good faith to extend any deadlines provided in this Merger Agreement to account for any such restructuring.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by Parent. Parent shall prepare and timely file, or shall cause to be prepared and timely filed, any Tax Return or other document with respect to such Transfer Taxes.

Section 7.07. Public Announcements. The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be reasonably agreed upon by Seller and Parent. Following such initial press release, Parent and Seller shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other Party and shall consider in good faith the comments of the other Party), in each case without the written consent (email shall suffice) of the other Party, which shall not be unreasonably withheld, conditioned or delayed;); provided that the restrictions set forth in this Section 7.07 shall not apply to any release or public statement (a) made or proposed to be made by Parent in compliance with Section 6.02 with respect to the matters contemplated by Section 6.02, (b) in connection with any dispute between the Parties regarding this Agreement, any Ancillary Agreement or the Transactions, or (c) for any release or public statement by Seller, to the extent the contents of such release or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in compliance with this Section 7.07. This Section 7.07 shall not apply to any release or public statement made or proposed to be made by either Party in the ordinary course of business and which does not relate to this Agreement or the Transactions. Nothing in this Section 7.07 shall restrict or prohibit the Parties from making any announcement from the date hereof through the Effective Time to its respective employees, customers and other business relations to the extent such Party, as the case may be, determines in good faith that such announcement is necessary or advisable and is consistent in all substantive respects with previous press releases or public disclosures relating to the Merger and this Agreement.

Section 7.08. Notices of Certain Events. Each of Seller and Parent shall promptly advise the other in writing of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Seller or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Fortitude Material Adverse Effect, in the case of Seller, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided further that a failure to comply with this Section 7.08 shall not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying change, event or fact would independently result in the failure of a condition set forth in Article VIII to be satisfied.

Section 7.09. Parent Employee Plan Matters. If Seller notifies Parent in writing not later than five (5) Business Days in advance of the Closing Date, Parent shall take all actions necessary, and any actions reasonably requested by Seller, with respect to each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, to terminate such Parent Employee Plan (or Parent’s participation in such plan) effective as of no later than the day immediately preceding the Closing Date. Parent shall provide to Seller for its reasonable review and comment no later than three (3) Business Days prior to the Closing Date drafts of any documentation (including board or manager resolutions) effectuating such termination. If proper notification is received from Seller, then prior to the Closing, Parent shall deliver to Seller satisfactory evidence of Parent’s actions with respect to the foregoing.

Section 7.10. Section 16(a) Matters. Prior to the Effective Time, Parent and Seller shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any acquisitions of Parent Common Stock (including derivative securities and equity awards with respect to Parent Common Stock) resulting from the Transactions by each individual who will become or is reasonably expected to become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11. Transaction Litigation. Each of Seller and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation. Each of Seller and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other Party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other Party’s advice due consideration with respect to such Transaction Litigation. Prior to the Closing, none of Parent, Seller and their respective Subsidiaries shall cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Parent and its Subsidiaries, Seller, and, in the case of Seller and its Subsidiaries, Parent.

Section 7.12. State Takeover Statutes. Each of Parent, Merger Sub and Seller shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations, or any similar provision of Seller Organizational Documents or the Parent Organizational Documents is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (b) if any such antitakeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 7.13. Pre-Closing PIPE Investment.

(a) If Parent and Seller reasonably determine to enter into one or more subscription agreements in the form and substance and on terms reasonably satisfactory to Parent and Seller (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”) with certain investors named therein (each, a “PIPE Investor” and, collectively, the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors would purchase from Parent shares of Parent Common Stock at a price mutually reasonably determined by Parent and Seller (a “Pre-Closing PIPE Investment”), then, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, each of Parent and Seller shall, and shall cause each of their respective Affiliates to, reasonably cooperate in a timely manner in connection with any Pre-Closing PIPE Investment. Without limiting the generality of the foregoing, each of Parent and Seller shall, and each of them shall cause its respective Subsidiaries, controlled Affiliates and Representatives to (a) provide such information and assistance as the other Party may reasonably request, (b) grant such access to third parties, the other Parties or their respective Subsidiaries and Representatives may be reasonably request in connection with any Pre-Closing PIPE Investment and (c) participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to any Pre-Closing PIPE Investment efforts.

(b) To the extent that there is a Pre-Closing PIPE Investment: the Parties shall, and shall cause each of their respective Affiliates to, use their respective reasonable best efforts to (i) facilitate and arrange for (x) Seller’s and Parent’s entry into definitive Subscription Agreements with the PIPE Investors prior to the Closing, which Subscription Agreements shall be conditioned upon the consummation of the Closing and (y) the consummation of such Pre-Closing PIPE Investment after the Effective Time on the terms described in, and subject only to the conditions expressly set forth in the Subscription Agreements, and (ii) sign the Subscription Agreements prior to the Closing, and obtain and consummate such Pre-Closing PIPE Investment on the terms described in, and subject only to the conditions expressly set forth in the Subscription Agreements. Without limiting the generality of the foregoing, in the event that all conditions contained in the Subscription Agreements have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), (A) Seller shall use its reasonable best efforts to facilitate the consummation of and Parent shall use its reasonable best efforts to consummate the transactions contemplated by such Subscription Agreements at the time contemplated thereby, (B) Parent, Seller or Pre-Closing PIPE Investment placement agents shall deliver or cause to be delivered notices to PIPE Investors as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding by the PIPE Investors the applicable purchase price under the applicable Subscription Agreement in advance of the Closing and (C) the Parties shall use their respective reasonable best efforts to enforce their rights under the Subscription Agreements to cause the PIPE Investors to fund at, prior to or concurrently with, the Effective Time their respective payments of the applicable purchase price under the applicable Subscription Agreement. The Parties shall use their reasonable best efforts to comply with their respective obligations, and enforce their respective rights, under the Subscription Agreements in a timely and diligent manner. The Parent may not, without the express written consent of Seller (email shall suffice), (1) permit any amendment, assignment, supplement or other modification to, or any waiver of any provision or remedy under, restate, substitute or replace, any Subscription Agreement, (2) terminate or permit the termination, withdrawal, repudiation or rescission of, or release any obligations of any PIPE Investors committed under their respective Subscription Agreements, or (3) adversely affect the ability of Seller to enforce its rights against the other parties to any Subscription Agreement.

Section 7.14. Seller Financial Statements Bring-Down Obligation. No later than forty-five (45) days following the end of each fiscal quarter of Seller ending after the date of this Agreement and prior to the Closing (each, an “Interim Period”), Seller and Fortitude shall deliver to Parent (A) an unaudited consolidated balance sheet of Seller and its Subsidiaries (and/or if required by Parent, of Fortitude and its Subsidiaries) as of the last day of such fiscal quarter and (B) the related unaudited consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of Seller and its Subsidiaries (and/or if required by Parent, of Fortitude and its Subsidiaries) for the fiscal quarter and fiscal year-to-date period then ended, together with the notes thereto (such financial statements, together with any notes thereto, the “Bring-Down Financial Statements”), each of which shall (x) have been prepared from, and be in accordance with, the books and records of Seller and its Subsidiaries, (y) have been prepared in accordance with GAAP applied on a consistent basis with the Seller Financial Statements (except for normal and recurring year-end audit adjustments, none of which are or would be, individually or in the aggregate, material in amount), and (z) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Seller and its Subsidiaries (and/or if required by Parent, of Fortitude and its Subsidiaries) as of the date and for the period indicated therein.

Article VIII

Conditions Precedent

Section 8.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by each of the Parties, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. (i) The Parent Stockholder Approvals shall have been duly obtained in accordance with Applicable Law and the Parent Organizational Documents and (ii) the Seller Consent shall have been duly obtained in accordance with Applicable Law and the Seller Organizational Documents.

(b) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and all other approvals, clearances and expiration of applicable waiting periods (including any voluntary agreement between the Parties and any Governmental Authorities not to effect the Merger before a certain date) under any applicable Antitrust Law have been obtained or occurred (as applicable).

(c) Absence of Orders. No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger or any of the other Transactions shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal consummation of the Merger or any of the other Transactions.

(d) Nasdaq Approval. Parent shall have received written confirmation from Nasdaq that the Parent Common Stock (including any shares of Parent Common Stock issued in connection with the Merger and any Pre-Closing PIPE Investment) will continue to be listed on Nasdaq following the Closing, subject only to official notice of issuance.

Section 8.02. Conditions to Obligation of Seller and Fortitude. The obligations of Seller and Fortitude to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by Seller, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of Parent:

(i) Each of the representations and warranties of Parent contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02(a) (Corporate Authorization), Section 4.05(a) (Capitalization), Section 4.10(b) (Absence of Certain Changes), Section 4.26 (Antitakeover Statutes) and Section 4.27 (Brokers) shall be true and correct in all respects (subject, in the case of Section 4.05(a) only, to only de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects (subject to only de minimis exceptions) as of such specific date);

(ii) Each of the representations and warranties of Parent contained in Section 4.02(b) (Corporate Authorization), Section 4.04(a) (Non-Contravention), Sections 4.05(b)-(d) (Capitalization) and Section 4.07(a) (Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act) (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date); and

(iii) Each of the representations and warranties of Parent contained in this Agreement other than those specified in the foregoing subsections (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect.

(d) Conversion of Preferred Stock. Each of the Mandatory Conversion and the Series D Forced Conversion shall have occurred.

(e) Certificate. Seller shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in Section 8.02(a) (Accuracy of Representations of Parent), Section 8.02(b) (Performance of Obligations of Parent) and Section 8.02(c) (Absence of Parent Material Adverse Effect) have been satisfied.

(f) No Delisting. The Parent Common Stock shall not have been delisted from Nasdaq.

(g) S-3 Registration Statement. After the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that would or would reasonably be expected to result in Parent being ineligible to register securities using a registration statement on Form S-3 under the Securities Act immediately following the Closing.

Section 8.03. Conditions to Obligation of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by Parent, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of Seller:

(i) Each of the representations and warranties of Seller contained in Section 3.01(a) (Corporate Existence and Power), Section 3.02(a) (Corporate Authorization), Section 3.05(a) (Capitalization), Section 3.08 (Absence of Certain Changes), Section 3.26 (Antitakeover Statutes) and Section 3.27 (Brokers) shall be true and correct in all respects (subject, in the case of Section 3.05(a) only to only de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects (subject to only de minimis exceptions) as of such specific date);

(ii) Each of the representations and warranties of Seller contained in Section 3.02(b) (Corporate Authorization), Section 3.04(a) (Non-Contravention), (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date); and

(iii) Each of the representations and warranties of Seller contained in this Agreement other than those specified in the foregoing subsections (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or Fortitude Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Fortitude Material Adverse Effect.

(b) Performance of Obligations of Seller. Seller and Fortitude shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Absence of Fortitude Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Fortitude Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate signed on behalf of Seller by an executive officer of Seller to the effect that the conditions set forth in Section 8.03(a) (Accuracy of Representations of Seller), Section 8.03(b) (Performance of Obligations of Seller), and Section 8.03(c) (Absence of Fortitude Material Adverse Effect) have been satisfied.

Section 8.04. Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

Article IX

Termination And Amendment

Section 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (except as otherwise expressly provided below, whether before or after receipt of the Parent Stockholder Approvals or the effectiveness of the Seller Consent), by action taken or authorized by the board of directors of the terminating Party or Parties:

(a) by mutual written agreement of both Seller and Parent at any time prior to the Effective Time;

(b) by either Seller or Parent, if:

(i) any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Law, Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose action or failure to perform or comply with any provision of this Agreement was a primary cause of (x) such Law or Order to be enacted, issued or promulgated or (y) the failure to remove such Law or Order;

(ii) the Parent Stockholder Approvals shall not have been obtained at a Parent Stockholder Meeting or any adjournment or postponement thereof at which the vote was taken; or

(iii) the Merger shall not have been consummated on or before the date that is seven (7) months after the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(c) by Seller, if:

(i) a Parent Adverse Recommendation Change shall have been made at any time prior to the Parent Stockholder Approvals;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent), Section 8.02(b) (Performance of Obligations of Parent) or Section 8.02(e) (Delivery of Certificate) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within twenty (20) days following written notice to Parent from Seller of such breach or failure to perform, but Seller may terminate this Agreement under this Section 9.01(c)(ii) only so long as Seller is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Seller would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of Seller), Section 8.03(b) (Performance of Obligations of Seller) or Section 8.03(d) (Delivery of Certificate) not to be satisfied;

(iii) the Parent Common Stock shall have been delisted from Nasdaq; or

(iv) Parent shall have become ineligible to register securities using a registration statement on Form S-3 under the Securities Act.

(d) by Parent, if:

(i) either the Seller Stockholder Consent or the Seller Consent shall not have been obtained; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of Seller), Section 8.03(b) (Performance of Obligations of Seller) or Section 8.03(d) (Delivery of Certificate) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Seller within twenty (20) days following written notice to Seller from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 9.01(d)(ii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent), Section 8.02(b) (Performance of Obligations of Parent) or Section 8.02(e) (Delivery of Certificate) not to be satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.

Section 9.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement shall (subject to Section 9.03) become void and of no effect without liability or obligation on the part of any Party (or any stockholder or Representative of such Party) to the other Parties hereto; provided that, subject to Section 9.03, no such termination shall relieve any Party from any liabilities or damages for fraud or Willful Breach of any covenant, agreement or obligation under this Agreement; provided further that the provisions of this Section 9.02, Section 9.03 and Article X (other than Section 10.12) shall survive any termination of this Agreement pursuant to Section 9.01. The termination of this Agreement shall not affect the Parties’ respective obligations under the Confidentiality Agreement, which shall survive in accordance with its terms.

Section 9.03. Termination Fee.

(a) If this Agreement is validly terminated:

(i) by Seller pursuant to Section 9.01(c)(i) (Parent Adverse Recommendation Change), or by Parent or Seller pursuant to Section 9.01(b)(ii) (Parent Stockholder Approvals Not Obtained) at a time when this Agreement was terminable by Seller pursuant to Section 9.01(c)(i) (Parent Adverse Recommendation Change); or

(ii) by Seller or Parent pursuant to Section 9.01(b)(ii) (Parent Stockholder Approvals Not Obtained), and: (A) at or prior to the Parent Stockholder Meeting, a Parent Acquisition Proposal shall have been publicly made to Parent’s stockholders generally or shall otherwise have become publicly known, or any Third Party shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal, or a Parent Acquisition Proposal shall otherwise have been disclosed, announced or made publicly or privately known to the management or Board of Directors of Parent and such Parent Acquisition Proposal (or announced intent to make such a proposal) shall not have been withdrawn within five (5) Business Days of the Parent Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement, (1) a transaction relating to any Parent Acquisition Proposal is consummated or (2) a definitive agreement relating to any Parent Acquisition Proposal is entered into by Parent (and such Parent Acquisition Proposal is subsequently consummated before or after the first (1st) anniversary of such termination of this Agreement);

then, in each case, Parent shall pay, or cause to be paid, to Seller, in cash at the time specified in the following sentence, a fee in the aggregate amount equal to (x) two million five hundred thousand dollars ($2,500,000) (the “Parent Termination Fee”) plus (y) Seller’s reasonable out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions (the “Seller Reimbursable Expenses”). The Parent Termination Fee and Seller Reimbursable Expenses shall be paid as follows: (x) in the case of clause (i) of this Section 9.03(a), within two (2) Business Days after the date of termination of this Agreement; or (y) in the case of clause 9.03(a)(ii) of this Section 9.03(a), within three (3) Business Days after the consummation of the transactions contemplated by the Parent Acquisition Proposal. For purposes of clause (ii)(B) of this Section 9.03(a), “Parent Acquisition Proposal” shall have the meaning assigned thereto in Section 10.03 except that references in the definition to “15%” shall be replaced by “50%”.

(b) In the event that this Agreement is validly terminated by Parent pursuant to Section 9.01(d)(i), then either Seller or Fortitude shall pay, or cause to be paid, to Parent, in cash at the time specified in the following sentence, a fee in the aggregate amount equal to (x) six million dollars ($6,000,000) (the “Fortitude Termination Fee”) plus (y) Parent’s reasonable out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions (the “Parent Reimbursable Expenses”). The Fortitude Termination Fee and Parent Reimbursable Expenses shall be paid within two (2) Business Days after the date of termination of this Agreement pursuant to Section 9.01(d)(i).

(c) Any payment of the Parent Termination Fee, Seller Reimbursable Expenses or Fortitude Collection Expenses shall be made by wire transfer of immediately available funds to an account designated in writing by Seller. Any payment of the Fortitude Termination Fee, Parent Reimbursable Expenses or Parent Collection Expenses shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) The Parties agree and understand that (y) in no event shall Parent be required to pay, or cause to be paid, the Parent Termination Fee or Seller Reimbursable Expenses on more than one (1) occasion and (z) in no event shall Seller be entitled, pursuant to this Section 9.03, to receive an amount greater than the Parent Termination Fee plus any Seller Reimbursable Expenses and Fortitude Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach, Seller’s receipt of the Parent Termination Fee and Seller Reimbursable Expenses in the event such Parent Termination Fee and Seller Reimbursable Expenses are due and payable pursuant to Section 9.03(a) from, or on behalf of, Parent pursuant thereto, together with any Fortitude Collection Expenses, shall be the sole and exclusive remedy of Seller against Parent and its Subsidiaries and their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates and Representatives and none of Parent, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 9.03(d) shall limit the rights of Seller and Fortitude under Section 10.12.

(e) The Parties agree and understand that (y) in no event shall Seller and Fortitude be required to pay, or cause to be paid, the Seller Termination Fee or Parent Reimbursable Expenses on more than one (1) occasion and (z) in no event shall Parent be entitled, pursuant to this Section 9.03, to receive an amount greater than the Seller Termination Fee plus any and Parent Reimbursable Expenses and Parent Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach, Parent’s receipt of the Seller Termination Fee and Parent Reimbursable Expenses in the event such Fortitude Termination Fee and Parent Reimbursable Expenses are due and payable pursuant to Section 9.03(b) from, or on behalf of, Seller or Fortitude pursuant thereto, together with any Parent Collection Expenses, shall be the sole and exclusive remedy of Parent against Seller and its Subsidiaries and their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates and Representatives and none of Seller, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 9.03(e) shall limit the rights of Parent and Merger Sub under Section 10.12.

(f) The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions, that, without these agreements, neither Parent nor Seller would enter into this Agreement and that any amounts payable pursuant to this Section 9.03 do not constitute a penalty. Accordingly, (i) if Parent fails to promptly pay any amount due pursuant to Section 9.03(a), Parent shall also pay any reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket legal fees and expenses) incurred by Seller directly in connection with any Proceeding to enforce this Agreement that results in a judgment for such amount against Parent (such costs and expenses of enforcement, “Fortitude Collection Expenses”), and (ii) if Seller and Fortitude fail to promptly pay any amount due pursuant to Section 9.03(b), Seller or Fortitude shall also pay any reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket legal fees and expenses) incurred by Parent and/or Merger Sub directly in connection with any Proceeding to enforce this Agreement that results in a judgment for such amount against Seller and Fortitude (such costs and expenses of enforcement, “Parent Collection Expenses”).

Article X

General Provisions

Section 10.01. Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article X.

Section 10.02. Notice. All notices and other communications hereunder shall be in writing and delivered by (x) email (deemed received on the date of dispatch, to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), or (y) nationally recognized overnight courier service (with written confirmation of receipt), in which case notice shall be deemed given on the next Business Day after deposit with such courier, in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 10.02):

(a) if to Seller, to:

Fortitude Mining Holdings Inc.

c/o Fortitude Mining, LLC

45 O’Connor Road

Fairport, NY 14450

Attention: Andrea Childs

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Jackie Cohen and Christopher Capuzzi

Email: Jackie.Cohen@ropesgray.com

Christopher.Capuzzi@ropesgray.com

(b) if to Parent or Merger Sub, to:

HeartSciences Inc.

550 Reserve St, Suite 360

Southlake, Texas 76092

Attention: Andrew Simpson, CEO

Email: [***]

with a copy (which shall not constitute notice) to:

Foley Shechter Ablovatskiy LLP

641 Lexington Avenue, 14th Floor

New York, NY 10022

Attention: Sasha Ablovatskiy and Jonathan Shechter

Email: sablovatskiy@foleyshechter.com

js@foleyshechter.com

Section 10.03. Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“AI Technology” means any Software, system, tool, process, algorithm, or application that performs tasks or makes decisions, recommendations, or predictions, in whole or in part, through the use of machine learning, deep learning, natural language processing, neural networks, data analytics, or other forms of artificial intelligence, whether developed internally or obtained from third parties, and whether operating autonomously or in conjunction with human input or oversight.

“Ancillary Agreement” means the A&R LLC Agreement, each Support Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Transaction TSA, each Subscription Agreement (if any) and each other agreement, document, instrument or certificate, other than this Agreement, to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement.

“Antitrust Division” means the U.S. Antitrust Division of the Department of Justice.

“Antitrust Laws” means (a) the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and (b) Applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where Parent, Seller or their respective Subsidiaries do business.

“Applicable Law(s)” means, with respect to any Person, any Law that is binding upon or applicable to such Person or any of such Person’s properties or assets.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Parent Common Stock Shares” shall mean, without duplication, (a) 3,290,350, the number of shares of Parent Common Stock outstanding as of the date of this Agreement, plus (b) the number of shares of Parent Common Stock outstanding as of the Closing Date solely as a result of the conversion of any Parent Series C Preferred Stock or Parent Series D Preferred Stock following the date of this Agreement and prior to the Closing Date, plus (c) the number of shares of Parent Common Stock to be issued upon the conversion of Parent Series C Preferred Stock (as determined in accordance with Section 6.04(b)) and Parent Series D Preferred Stock in connection with consummation of the Transactions, plus (d) 203,750, the number of outstanding RSUs as of the date of this Agreement, plus (e) 8,607, the number of shares of Parent Common Stock issuable pursuant to pre-funded warrants to purchase shares of Parent Common Stock as of the date of this Agreement.

“Closing Parent Common Stock VWAP” means the VWAP of Parent Common Stock for the twenty (20) Business Day period ending two (2) Business Days prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between Seller or Parent or any of their Subsidiaries, as applicable, and any Labor Organization or other authorized employee representative representing Fortitude Service Providers or Parent Service Providers, as applicable.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 1, 2025, by and between Parent and Fortitude Mining, LLC.

“Consent” means any consent, certification, approval, registration, consent, decree, classification, waiver, license, permit, exemption, clearance, authorization, acknowledgment, franchise, variance, exemption, allowance, credits, Order or other confirmation.

“Contract” means any written agreement, contract, note, mortgage, indenture, arrangement or other legally binding obligation or understanding.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, commissions, profit-sharing, equity or equity-based compensation, stock option, or other forms of incentive or deferred compensation, tax gross-up, expense reimbursement, “cafeteria” or “flexible” benefit plan, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, cafeteria plan, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or postemployment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether written or unwritten, whether funded or unfunded, and whether for the benefit of one individual or more than one individual.

“Environmental Law” means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) worker health and safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, (a) any shares of capital stock or any limited liability company interests or securities of, or other ownership or voting interests in, such Person, (b) other equity, limited liability company, ownership or voting interests in such Person, (c) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, limited liability company interests or securities of, or other ownership or voting interests or securities or other equity interests in, such Person, or (d) restricted share units, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by such Person or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or any limited liability company interests or securities of, or other ownership or voting interests in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be (or at any relevant time was or will be) treated as a single employer under Section 414 of the Code or is a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with such entity as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 19.00, provided, however, that if the Closing Parent Common Stock VWAP is equal to or greater than $7.50 then the Exchange Ratio shall be 21.22.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FDA Laws” means all Laws applicable to Parent’s business related to and including the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 301 et seq.), and the regulations and other Laws promulgated or enforced by the FDA thereunder, including FDA’s Guidance for Industry and FDA Staff: Medical Device Data Systems, Medical Image Storage Devices, and Medical Image Communications Devices issued in September 2022.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Fortitude Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Seller or any of its Subsidiaries for the current or future benefit of any Fortitude Service Provider, or (b) for which Seller or any of its Subsidiaries has any direct, indirect or contingent liability or obligation, whether on behalf of itself, on behalf of an ERISA Affiliate or otherwise.

“Fortitude IT Systems” means all IT Systems that are used in, or necessary for, the business of Seller or any of its Subsidiaries as currently conducted.

“Fortitude Material Adverse Effect” means any event, circumstance, development, state of facts, fact, condition, circumstance, occurrence, change or effect that, individually or in the aggregate with all other events, circumstances, developments, states of facts, facts, conditions, circumstances, occurrences, changes and effects, (i) has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, prevent or materially impair, impede or delay the ability of Seller to perform its obligations under this Agreement or consummate the Transactions prior to the End Date; provided that, solely for purposes of the foregoing clause (i), no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Fortitude Material Adverse Effect, or whether a Fortitude Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business, regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) conditions (or changes in such conditions, including any change on a current or forward basis) in the currency, digital asset mining, cryptocurrency, electricity, power or natural gas industry (including changes in cryptocurrency prices, commodity prices, general market prices and regulatory changes affecting the industry); (c) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (d) acts of God, natural disasters, calamities, disease outbreaks or pandemics; (e) any failure, in and of itself, by Seller or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Fortitude Material Adverse Effect, unless otherwise excluded in this definition of “Fortitude Material Adverse Effect”); (f) the negotiation, execution and delivery of this Agreement, the public announcement thereof or any Pre-Closing PIPE Investment, the pendency of this Agreement, the Merger or any Pre-Closing PIPE Investment, the impact thereof on the relationships of Seller and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger or any Pre-Closing PIPE Investment (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 3.03, Section 3.04 and Section 3.13 or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (g) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (h) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; (i)(A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (i), the response of any Governmental Authorities thereto; (j) any action or omission taken by Seller pursuant to the prior written request of Parent, or (k) any decline in the market price or trading volume of Zcash cryptocurrency, in and of itself (provided that the exception in this clause (k) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been a Fortitude Material Adverse Effect), except in the case of each of clause (a), (b), (c), (d) or (g), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on Seller and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Seller and its Subsidiaries operate.

“Fortitude Service Provider” means any current or former director, officer, employee or individual independent contractor or other service provider of Seller or any of its Subsidiaries.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, transnational, supranational, foreign, federal, state, provincial, county, municipal or local governmental authority, or any subdivision thereof, any regulatory or administrative agency or authority, department, board, bureau agency, instrumentality or commission, including any political subdivision thereof, or any court, tribunal, administrative hearing body, mediator, arbitration panel or commission.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substances” means any substance, material or waste that is listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources, including petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“Health IT Certification and Information Blocking Requirements” means the Health Information Technology Standards, Implementation Specifications, and Certification Criteria and Certification Programs for Health Information Technology regulations (45 C.F.R. Part 170) and the Information Blocking regulations (45 C.F.R. Part 171).

“Healthcare Laws” means all Laws pertaining to healthcare regulatory matters applicable to the operations of Parent, including without limitation, (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (b) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder and any other Law pertaining to or governing a governmental health care program, and the regulations promulgated thereunder; (c) the Exclusion Laws, 42 U.S.C. § 1320a-7; (d) the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (e) FDA Laws; (f) the Federal Trade Commission Act and all similar state Laws relating to truthful and non-misleading advertising; and (g) all implementing regulations and other Laws related to (a)–(g), and any analogous Laws of any state or foreign jurisdiction.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (Pub. L. No. 111-5), and any and all regulations promulgated thereunder, and related sub-regulatory guidance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to a Person, as at a specified date, without duplication, all (a) the outstanding principal amount of any indebtedness for borrowed money of such Person and its Subsidiaries (other than accounts payable incurred in the ordinary course of business), if applicable, including deposits or advances of any kind to such Person; (b) the principal amount of any long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap, futures or other hedging, derivative or other similar agreement or arrangement; (d) finance and capital lease obligations or obligations to pay the deferred and unpaid purchase price of property, services or equipment, including all “earn-out,” contingent purchase price or similar performance-based payment obligations under any Contract for the acquisition of any business, asset or service (other than accounts payable incurred in the ordinary course of business); (e) obligations under any letter of credit, performance bonds, surety bonds, financial guarantees, banker’s acceptance or similar credit transactions; (f) guaranties of all or any part of the indebtedness of the type referred to in the foregoing clauses (a) through (e) of any other Person; and (g) any accrued and unpaid interest on and prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f).

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, service names, slogans, certification marks, logos, trade dress, brand names, corporate names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing (collectively, “Trademarks”); (b) patents and pending patent applications and all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, provisionals, substitutions, and any extensions thereof (“Patents”); (c) registered and unregistered copyrights and works of authorship (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (d) trade secrets and rights in confidential technology or information and any other information that derives actual or potential value from not being generally known to the public (including know-how, inventions, schematics, drawings, designs, technical data, techniques, protocols, improvements, processes, formulae, models, methodologies, procedures, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) Internet domain name registrations; (g) other similar types of proprietary or intellectual property; and (h) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“IT Systems” means all information technology, systems, Software, hardware, firmware, databases, networks, platforms, electronics, websites, storage, interfaces, infrastructure, telecommunication assets, equipment or services, and electronic connections between them.

“knowledge” of any Person means (i) with respect to Seller, the actual knowledge of those individuals set forth in Section 10.03(a) of the Seller Disclosure Letter, (ii) with respect to Fortitude, the actual knowledge of those individuals set forth in Section 10.03(a) of the Seller Disclosure Letter, and (iii) with respect to Parent, the actual knowledge of those individuals set forth in Section 10.03(a) of the Parent Disclosure Letter.

“Labor Organization” means any labor union, trade union, works council, labor organization or association, or other employee representative body.

“Law” means any U.S. or non-U.S. supranational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, policy, guideline, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pre-emptive right or option, pledge, charge, collateral assignment, security interest, Uniform Commercial Code financing statement (or local equivalent), adverse claim, right-of-way, easement or encroachment relating to real property or other encumbrance of any kind in respect of such property or asset; provided that “Lien” shall exclude restrictions on transfer imposed under applicable securities Laws.

“Measurement Date” means May 1, 2024.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in fee by Seller and/or any of its Subsidiaries.

“Parent Acquisition Proposal” means (A) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving Parent or any of its Subsidiaries with respect to assets that, taken together, constitute more than 15% of Parent’s consolidated assets, (B) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the issued and outstanding Parent Common Stock or securities of Parent representing more than 15% of the voting power of Parent or (C) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Parent, in each case, other than the Transactions. For the avoidance of doubt, any Pre-Closing PIPE Investment would not be a Parent Acquisition Proposal.

“Parent ATM” means  the Equity Distribution Agreement, dated as of September 18, 2023 by and between Parent and Maxim Group LLC, as amended.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of October 31, 2025, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2025.

“Parent Balance Sheet Date” means October 31, 2025.

“Parent Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means the common stock, par value $0.001, of Parent.

“Parent Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent, any of its Subsidiaries or any of their ERISA Affiliates for the current or future benefit of any Parent Service Provider, or (b) for which Parent or any of its Subsidiaries has any direct, indirect, or contingent liability, whether on behalf of itself, on behalf of an ERISA Affiliate or otherwise.

“Parent Equity Plan” means Parent’s 2023 Equity Incentive Plan, as amended by Amendment No. 1 thereto, dated as of November 23, 2023, as further amended by Amendment No. 2 thereto, dated as of July 9, 2025, and as further amended by Amendment No. 3 thereto, dated as of November 25, 2025.

“Parent IT Systems” means all IT Systems that are used in, or necessary for, the business of Parent or any of its Subsidiaries as currently conducted.

“Parent Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) is or would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Transactions; provided that, solely for purposes of the foregoing clause (i), no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (b-1) conditions (or changes in such conditions) in the currency, digital asset mining, cryptocurrency, electricity, power or natural gas industry (including changes in cryptocurrency prices, commodity prices, general market prices and regulatory changes affecting the industry); (c) acts of God, natural disasters, calamities, disease outbreaks or pandemics; (d) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the facts or circumstances giving rise to or contributing to such decline may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (e) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (f) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (g) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; or (h) any action or omission taken by Parent pursuant to the prior written request of Seller, or any action or omission taken by Parent or Merger Sub in connection with or required by any Pre-Closing PIPE Investment, the Subscription Agreements (if any), or any other obligation undertaken at the direction or with the consent of Seller, except in the case of each of clause (a), (b), (b-1), (c) or (f), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Parent and its Subsidiaries operate.

“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or its Subsidiaries.

“Parent Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Parent Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Parent Service Provider” means any current or former director, officer, employee, individual independent contractor or other service provider of Parent or any of its Subsidiaries.

“Payor Program” means any (a) “Federal Health Care Program” as defined in 42 U.S.C. §1320a-7b(f) (including Medicare, state Medicaid programs, TRICARE and similar or successor programs) and any other health care or payment program administered or financed in whole or in part by any domestic federal, state, or local government and any successor program to any of the foregoing, (b) commercial or private health insurance program or managed care program; or (c) any other third party payor that provides, administers, underwrites, or is responsible for payment, reimbursement, or coverage for health care items or services.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means any (a) Liens for Taxes, assessments or other charges of a Governmental Authority not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (b) Liens under purchase money and capital lease arrangements, carriers’, warehousemen’s, mechanics’, workers’, materialmen’s, laborers’, repairmen’s, suppliers’, vendors’ or other similar Liens, in each case, arising in the ordinary course of business and that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business; (d) easements, rights-of-way, covenants, declarations, conditions, reservations, restrictions, encroachments, servitudes, rights, licenses, leases, permits and other instruments or encumbrances and all matters of record and other imperfections of title that do not, individually or in the aggregate, materially detract from the value or the use of the property subject thereto; (e) statutory, common law or contractual Liens imposed on the underlying fee interest of the subject property thereof under or arising in connection with any lease or conditional sales contracts with third parties entered into in the ordinary course of business; (f) Liens imposed or promulgated by any Governmental Authority, including zoning, entitlement and building regulations, permits, licenses, utility easements and similar Liens, which are not violated in any material respect by Seller’s or any of its Subsidiaries’, or Parent’s or any of its Subsidiaries’, as applicable, present use or occupancy of such property; (g) rights of parties in possession of any such real property without options to purchase or rights of first refusal that do not, individually or in the aggregate, materially detract from the value or the use of the property subject thereto; (h) any Liens that are disclosed on the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto; (i) any Liens that are not, individually or in the aggregate, materially adverse to Seller and its Subsidiaries or Parent and its Subsidiaries, as applicable; (j) any Liens set forth in the Parent SEC Documents (in the case of Liens applicable to Parent or any of its Subsidiaries) or (k) any non-exclusive license or other grant of rights with respect to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision or Labor Organization.

“Personal Information” means (a) any information that, alone or in combination with other information, (i) relates to, identifies or is reasonably capable of being associated with a natural person; or (ii) can be used to authenticate a natural person (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers), or (b) information that constitutes “personal information”, “personally identifiable information”, “personal data” “protected health information” (as defined under HIPAA), or other similar terms under applicable Laws.

“Privacy Obligations” means laws, contracts, self-regulatory standards, or written policies or terms of use that are related to privacy, information security, data protection, data breach notification, or the Processing of Personal Information, in each case as and to the extent applicable to the operation of the applicable businesses.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding, mediation, citation, summons or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data or sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Real Property” means, collectively, the Fortitude Leased Real Property and the Owned Real Property.

“Registered IP” means Patents, copyright registrations, applications for copyright registration, Trademark registrations and applications, and domain names and social media accounts and handles.

“Related Party” means any (a) executive officer or director of Seller or Parent, as applicable, (b) record or, to the knowledge of Seller or Parent, as applicable, beneficial owner of five percent (5%) or more of the voting securities of Seller or Parent, as applicable, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner.

“Related Party Contract” means any Contract with any Related Party.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing, or arranging for disposal, into the environment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred Parties List.

“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or the United Nations Security Council; (b) any Person listed on any Sanctions-related list maintained by the Government of Canada, including the Consolidated Canadian Autonomous Sanctions List and List of Terrorist Entities; (c) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Country; (d) any Person otherwise subject to Sanctions; or (e) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(d).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by relevant Governmental Authorities, including but not limited to OFAC, the U.S. Department of State, Global Affairs Canada or Public Safety Canada.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data; (ii) unauthorized or unlawful Processing, sale, or rental of Sensitive Data; (iii) act or omission that compromises the security, integrity, or confidentiality of Sensitive Data, (iv) security failure, fraud, phishing or other cyberattack that results in a monetary loss or a significant business disruption or (v) “Breach” as defined under HIPAA.

“Seller Owned IP” means all Intellectual Property owned or purported to be owned by Seller or any of its Subsidiaries, including Fortitude.

“Seller Stockholder” means Digital Currency Group, Inc., a Delaware corporation.

“Sensitive Data” means any (i) Personal Information or (ii) Trade Secret.

“Series C Certificate of Designations” means that certain Certificate of Designations, Number, Voting Power, Preferences and Rights of Series C Convertible Preferred Stock of Parent dated as of March 12, 2019.

“Series D Certificate of Designations” means that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of Parent, dated as of May 21, 2025.

“Software” means any and all (a) computer programs, software, algorithms, firmware, middleware and other code (including operating systems, platforms, applications and interfaces), in each case, in source code, object code or any other form; (b) data files and databases; and (c) documentation related to the foregoing (including protocols, specifications, designs and flow charts).

“Subsidiary” means, when used with reference to a Person, any other Person with respect to which such first Person who (a) holds securities or other ownership interests having (i) ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or (ii) more than 50% of the issued and outstanding voting securities of which, are owned, directly or indirectly, or (b) controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, sales, use, ad valorem, property, escheat, payroll, withholding, excise, customs duties, license, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes of any kind whatsoever, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any Tax Return, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or Filing filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or Filing, and including any amendment thereto and any related or supporting information, schedule or attachment with respect thereto.

“Tax Sharing Agreement” means any Tax indemnity, Tax allocation or Tax sharing agreement or similar agreement, arrangement or understanding relating to Taxes or other Tax matters, including any agreement that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Third Party” means any Person or Group, other than Seller, Parent, any of their respective Subsidiaries or Affiliates.

“Training Data” means any data used to train, validate, test or otherwise improve AI Technology.

“Transactions” means the transactions expressly contemplated by this Agreement and the Ancillary Agreements to be consummated in accordance with the terms of this Agreement (including the Contribution and Exchange and the Merger).

“Transfer Taxes” shall have the meaning given in Section 7.06(c).

“Treasury Regulations” means the U.S. income tax regulations promulgated under the Code.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 (as amended) and any comparable foreign, state or local Law.

“Willful Breach” means, with respect to any agreement or covenant of a Party in this Agreement, a deliberate action or omission taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching Party reasonably should have known would result in a material breach of such agreement or covenant.

Index of Defined Terms

Page
Acceptable Confidentiality Agreement	57
Adjournment Proposal	66
Affiliate	81
Agreement	1
AI Technology	81
Ancillary Agreement	81
Anti-Corruption Laws	21
Antitrust Division	81
Antitrust Laws	81
Applicable Law(s)	81
Appraisal Demand	8
A&R LLC Agreement	2
ATM 8-K	67
Audited Financial Statements
Bankruptcy and Equity Exceptions	9
Board Designee	6
Bring-Down Financial Statements	72
Business Day	81
Census	43
Certificate of Merger	5
Closing	5
Closing Date	5
Closing Parent Common Stock Shares	81
Closing Parent Common Stock VWAP	81
Closing Statement	61
Code	81
Collective Bargaining Agreement	82
Confidentiality Agreement	82
Consent	82
Contract	82
control	81
Contribution and Exchange	1
Contribution Transactions	3
Current Insurance	60
D&O Indemnified Parties	60
DGCL	82
Dissenting Share	8
DLLCA	1
Effective Time	5
Employee Plan	82
End Date	76
Environmental Law	82
Equity Interests	83
Equity Plan Proposal	28
ERISA	83
ERISA Affiliate	83
Exchange Act	83
Exchange Ratio	83
Export Control and Economic Sanctions Laws	22
FCPA	21
FDA	83
FDA Laws	83
Filing	83

Page
Fortitude	1
Fortitude Balance Sheet	12
Fortitude Collection Expenses	79
Fortitude Digital Assets	22
Fortitude Employee Plan	83
Fortitude Insurance Policies	23
Fortitude IT Systems	83
Fortitude Leased Real Property	24
Fortitude Material Adverse Effect	84
Fortitude Material Contract	14
Fortitude Miners	22
Fortitude Non-Voting Unit	11
Fortitude Non-Voting Units	11
Fortitude Permits	13
Fortitude Proprietary Software	18
Fortitude Real Property Lease	24
Fortitude Securities	11
Fortitude Service Provider	85
Fortitude Termination Fee	78
Fortitude Units	11
Fortitude Voting Unit	11
Fortitude Voting Unit Contribution	4
Fortitude Voting Units	11
Fortitude Wallets	22
FTC	85
GAAP	85
GDPR	46
Governmental Authority	85
Group	85
Hazardous Substances	85
Healthcare Laws	85
Health IT Certification and Information Blocking Requirements	85
HIPAA	86
HSR Act	86
Indebtedness	86
Intellectual Property	86
Intended Tax Treatment	3
Interim Balance Sheet Date
Interim Financial Statements
Interim Period	72
IRS	86
IT Systems	86
knowledge	87
Labor Organization	87
Law	87
Lien	87
Listing Application	67

Page
Measurement Date	87
Merger	1
Merger Consideration	7
Merger Sub	1
Nasdaq	10
Non-Assignable Right	6
OFAC	91
Offer Documents	64
Open Source Software	87
Order	87
Owned Real Property	87
Parent	1
Parent Acquisition Proposal	78
Parent Adverse Recommendation Change	57
Parent Approval Time	57
Parent ATM	87
Parent Balance Sheet	87
Parent Balance Sheet Date	87
Parent Board Recommendation	28
Parent Charter Amendments	5
Parent Class V Common Stock	87
Parent Collection Expenses	79
Parent Common Stock	87
Parent Contribution	3
Parent Disclosure Letter	27
Parent Employee Plan	88
Parent Equity Plan	88
Parent Insurance Policies	48
Parent Intervening Event	59
Parent IT Systems	88
Parent Leased Real Property	48
Parent Material Adverse Effect	88
Parent Material Contract	36
Parent Multiemployer Plan	40
Parent New Charter	5
Parent Option Awards	29
Parent Organizational Documents	27
Parent Owned IP	88
Parent Permits	34
Parent Preferred Stock	29
Parent Proprietary Software	43
Parent Real Property Lease	48
Parent Reimbursable Expenses	78
Parent RSU Awards	29
Parent SEC Documents	31
Parent Securities	29
Parent Series C Preferred Stock	88
Parent Series D Preferred Stock	88
Parent Service Provider	88
Parent Stockholder Approvals	28
Parent Stockholder Meeting	66
Parent Superior Proposal	59
Parent Termination Fee	78
Parties	1
Party	1

Page
Patents	86
Payor Program	88
PBGC	89
Permitted Lien	89
Person	89
Personal Information	89
Premium Cap	60
Privacy Obligations	90
Proceeding	90
Process	90
Processed	90
Processing	90
Proxy Statement	64
Real Property	90
Registered Fortitude IP	18
Registered IP	90
Registered Parent IP	43
Registration Rights Agreement	3
Regulation S-K	55
Related Party	90
Related Party Contract	90
Release	90
Representatives	90
Restricted Person	90
Sanctioned Country	22
Sanctioned Person	91
Sanctions	91
SEC	91
Securities Act	91
Security Breach	91
Seller	1
Seller Consent	2
Seller Contribution	3
Seller Disclosure Letter	9
Seller Financial Statements	25
Seller Organizational Documents	9
Seller Owned IP	91
Seller Reimbursable Expenses	78
Seller Stockholder	91
Sensitive Data	91
Series C Certificate of Designations	91
Series D Certificate of Designations	91
Series D Forced Conversion	7
Software	91
Subsidiary	92
Support Agreement	2
Surviving Company	7
Surviving Company Units	7
Tax	92
Taxing Authority	92
Tax Receivable Agreement	3
Tax Return	92
Tax Sharing Agreement	92
TBOC	5
Third Party	92
Trademarks	86
Trade Secrets	86
Training Data	93
Transaction Litigation	70
Transaction Proposals	66
Transactions	93
Transaction TSA	3
Transfer Taxes	68
Treasury Regulations	93
under common control with	81
WARN	93
Willful Breach	93

Section 10.04. Interpretation; Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “will” shall be construed to have the same meaning as “shall”. The words “made available to Parent” and words of similar import refer to documents and other information posted to the Datasite virtual data room by or on behalf of Seller at least one (1) day prior to the date of this Agreement. The words “made available to Seller” and words of similar import refer to documents and other information posted to the Ideals virtual data room by or on behalf of Parent at least one (1) day prior to the date of this Agreement. Unless the context requires otherwise, the word “material” shall be construed in light of Parent and its Subsidiaries, taken as a whole, or Seller and its Subsidiaries, taken as a whole, as the case may be. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

Section 10.05. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 10.06. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic communication) to the other Parties.

Section 10.07. Entire Agreement. This Agreement (including any exhibits hereto), the Parent Disclosure Letter, the Seller Disclosure Letter, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, SELLER, FORTITUDE OR MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ANY OTHER PARTY OR ANY OF SUCH PARTY’S REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.08. No Third-Party Beneficiaries. Except as provided in Section 6.03, Seller and Parent hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 10.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.09. Obligations of Seller and of Parent. Whenever this Agreement requires Merger Sub or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action and Parent shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of Seller or Parent, as applicable, to take any action, such requirement shall be deemed to include an undertaking on the part of Seller or Parent, as applicable to cause such Subsidiary to take such action and Seller or Parent, as applicable, shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent to cause such Subsidiary to take such action.

Section 10.10. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION. Each of the Parties hereby irrevocably and unconditionally consents and submits, for itself and with respect to its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the appropriate respective appellate courts therefrom (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal court located in the State of Delaware and the appropriate respective appellate courts therefrom or only if such federal courts located in the State of Delaware decline to accept or do not have jurisdiction over a particular matter, any state court located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to jurisdiction thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal court located in the State of Delaware and the appropriate respective appellate courts therefrom or only if such federal courts located in the State of Delaware decline to accept or do not have jurisdiction over a particular matter, any state court located in the State of Delaware). The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS AND THEREBY OR TO THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.12. Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.01, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Party and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.10(a), without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. The Parties further acknowledge and agree that the agreements contained in this Section 10.12 are an integral part of the Transactions, including the Merger, and that, without these agreements, none of the Parties would enter into this Agreement. The Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and irrevocably waive any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.13. Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by all of the Parties, by action taken or authorized by their respective boards of directors, at any time before or after the Parent Stockholder Approvals or the effectiveness of the Seller Consent; provided that after the Parent Stockholder Approvals have been obtained or the Seller Consent has become applicable, any amendment of this Agreement that by Applicable Law requires the further approval by Parent’s stockholders, the stockholders of Seller, the member of Fortitude or the member of Merger Sub shall be effective only with the approval of such stockholders or members, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.14. Extension; Waiver. At any time prior to the Effective Time, Seller and Parent (on behalf of itself or Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Seller, in the case of Parent, or Parent or Merger Sub, in the case of Seller, (b) waive any inaccuracies in the representations and warranties of Seller, in the case of Parent, or Parent or Merger Sub, in the case of Seller, contained in this Agreement, and (c) waive compliance by Seller, in the case of Parent, or Parent or Merger Sub, in the case of Seller, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.15. Non-Recourse. Each Party agrees, on behalf of itself and its respective Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the Transactions, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Parties that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement or in connection with any of the Transactions shall be had against any other Person, and no other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). No Person, other than the Parties, shall be responsible or liable for any damages which may be alleged as a result of this Agreement or the Transactions (or the termination or abandonment thereof). Notwithstanding anything to the contrary set forth in this Section 10.15, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement or the Support Agreements to the extent such Person is expressly party thereto.

Section 10.16. Fees and Expenses. Except as otherwise expressly provided in this Agreement (including the terms of Article IX), all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the Party incurring such costs and expenses.

Section 10.17. Disclosure Letter References and SEC Document References. The Parties hereto agree that each section or subsection of the Seller Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to qualify the corresponding Section or subsection of this Agreement, irrespective of whether or not any particular Section or subsection of this Agreement specifically refers to the Seller Disclosure Letter or the Parent Disclosure Letter, as applicable. The Parties hereto further agree that (other than with respect to any items disclosed in Section 3.13 of the Seller Disclosure Letter and Section 4.14 of the Parent Disclosure Letter, in each case, for which an explicit reference in any other section shall be required in order to apply to such section) disclosure of any item, matter or event in any particular section or subsection of either the Seller Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter or the Parent Disclosure Letter, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections. The Parties hereto agree that in no event shall any disclosure contained in any part of any Parent SEC Document entitled “Risk Factors,” “Forward Looking Statements,” “Cautionary Statement About Forward Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward Looking Statements” or any other disclosures in any Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any Party contained in this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HEARTSCIENCES INC.

By:	/s/ Andrew Simpson
	Name:	Andrew Simpson
	Title:	Chief Executive Officer

CORDIS ACQUISTION, LLC

By:	/s/ Andrew Simpson
	Name:	Andrew Simpson
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

FORTITUDE MINING HOLDINGS, INC.

By:	/s/ Andrea Childs
	Name:	Andrea Childs
	Title:	Chief Executive Officer

FORTITUDE MINING HOLDCO, LLC,
by Fortitude Mining Holdings, Inc., its sole member

By:	/s/ Andrea Childs
	Name:	Andrea Childs
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]